Exhibit 99.1

HOLOGIC, INC.

CONSOLIDATED FINANCIAL STATEMENTS

Years ended September 29, 2012, September 24, 2011 and September 25, 2010

Item 15.	Exhibits, Financial Statement Schedules

(a) (1) Financial Statements

Report of Independent Registered Public Accounting Firm

on Consolidated Financial Statements

The Board of Directors and Stockholders of Hologic, Inc.:

We have audited the accompanying consolidated balance sheets of Hologic, Inc. as of September 29, 2012 and September 24, 2011 and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the three years in the period ended September 29, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hologic, Inc. at September 29, 2012 and September 24, 2011, and the consolidated results of its operations and cash flows for each of the three years in the period ended September 29, 2012, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Hologic, Inc.’s internal control over financial reporting as of September 29, 2012, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated November 28, 2012 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Boston, Massachusetts

November 28, 2012,

except for Note 19, as to which the date is

January 28, 2013

Hologic, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Years ended
	September 29, 2012	September 24, 2011	September 25, 2010
Revenues:
Product sales	$1,657,728	$1,478,340	$1,414,900
Service and other revenues	344,924	311,009	264,652

	2,002,652	1,789,349	1,679,552

Costs and expenses:
Cost of product sales	616,839	521,189	487,057
Cost of product sales—amortization of intangible assets	201,864	177,456	171,447
Cost of product sales—impairment of intangible assets	—	—	123,350
Cost of service and other revenues	189,512	167,523	161,060
Research and development	130,962	116,696	104,305
Selling and marketing	322,314	286,730	247,374
General and administrative	220,042	158,793	148,340
Amortization of intangible assets	72,036	58,334	54,858
Contingent consideration—compensation expense	81,031	20,002	—
Contingent consideration—fair value adjustments	38,466	(8,016)	—
Impairment of goodwill	5,826	—	76,723
Impairment of intangible assets	—	—	20,117
Gain on sale of intellectual property, net	(12,424)	(84,502)	—
Litigation settlement charges, net	452	770	11,403
Acquired in-process research and development	4,500	—	2,000
Restructuring and divestiture charges, net	17,515	(71)	1,581

	1,888,935	1,414,904	1,609,615

Income from operations	113,717	374,445	69,937
Interest income	2,340	1,860	1,278
Interest expense	(140,287)	(114,846)	(127,107)
Debt extinguishment loss	(42,347)	(29,891)	—
Other income (expense), net	4,916	(4,182)	901

(Loss) income before income taxes	(61,661)	227,386	(54,991)
Provision for income taxes	11,973	70,236	7,822

Net (loss) income	$(73,634)	$157,150	$(62,813)

Basic net (loss) income per common share	$(0.28)	$0.60	$(0.24)

Diluted net (loss) income per common share	$(0.28)	$0.59	$(0.24)

Weighted average number of common shares outstanding:
Basic	264,041	261,099	258,743

Diluted	264,041	264,305	258,743

See accompanying notes.

Hologic, Inc.

Consolidated Statements of Comprehensive Income (Loss)

(In thousands)

	Years ended
	September 29, 2012	September 24, 2011	September 25, 2010
Net (loss) income	$(73,634)	$157,150	$(62,813)
Foreign currency translation adjustment	6,217	1,088	(4,763)
Adjustment to minimum pension liability (net of taxes of $636 in 2012, $327 in 2011 and $909 in 2010)	(1,484)	764	(2,122)
Unrealized gain on available-for-sale security (net of taxes of $36)	62	—	—

Other comprehensive income (loss)	4,795	1,852	(6,885)

Comprehensive (loss) income	$(68,839)	$159,002	$(69,698)

See accompanying notes.

Hologic, Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

	September 29, 2012	September 24, 2011
Assets
Current assets:
Cash and cash equivalents	$560,430	$712,332
Restricted cash	5,696	537
Accounts receivable, less reserves of $6,396 and $6,516 respectively	409,333	318,712
Inventories	367,191	230,544
Deferred income tax assets	11,715	39,607
Prepaid income taxes	69,845	10,098
Prepaid expenses and other current assets	44,301	31,070
Other current assets—assets held-for-sale	94,503	—

Total current assets	1,563,014	1,342,900

Property and equipment, at cost:
Land	51,430	8,883
Buildings and improvements	156,665	58,937
Equipment and software	296,776	223,403
Equipment under customer usage agreements	249,692	172,614
Furniture and fixtures	21,495	12,401
Leasehold improvements	71,943	43,554

	848,001	519,792
Less accumulated depreciation and amortization	(340,003)	(281,126)

	507,998	238,666

Intangible assets, net	4,301,250	2,090,807
Goodwill	3,942,779	2,290,330
Other assets	162,067	46,077

Total assets	$10,477,108	$6,008,780

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$87,223	$63,467
Accrued expenses	372,381	325,327
Deferred revenue	129,688	120,656
Current portion of long-term debt	64,435	—
Other current liabilities—assets held-for-sale	7,622	—

Total current liabilities	661,349	509,450

Long-term debt, net of current portion	4,971,179	1,488,580
Deferred income tax liabilities	1,771,585	957,426
Deferred service obligations—long-term	13,714	9,467
Other long-term liabilities	98,250	106,962
Commitments and contingencies (Notes 12 and 13)
Stockholders’ equity
Preferred stock, $0.01 par value—1,623 shares authorized; 0 shares issued	—	—
Common stock, $0.01 par value—750,000 shares authorized; 265,635 and 262,459 shares issued, respectively	2,656	2,625
Additional paid-in-capital	5,396,657	5,303,713
Accumulated deficit	(2,443,554)	(2,369,920)
Accumulated other comprehensive income	6,790	1,995
Treasury stock, at cost—219 shares	(1,518)	(1,518)

Total stockholders’ equity	2,961,031	2,936,895

Total liabilities and stockholders’ equity	$10,477,108	$6,008,780

See accompanying notes.

Hologic, Inc.

Consolidated Statements of Stockholders’ Equity

(In thousands)

	Common Stock		Additional Paid-in- Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Treasury Stock		Total Stockholders’ Equity
	Number of Shares	Par Value				Number of Shares	Amount
Balance at September 26, 2009	257,938	$2,579	$5,182,060	$(2,464,257)	$7,028	214	$(1,433)	$2,725,977
Exercise of stock options	1,123	12	11,112					11,124
Issuance of common stock to employees upon vesting of restricted stock units, net of shares withheld for employee taxes	331	3	(2,442)	—	—	5	(85)	(2,524)
Issuance of common shares under the employee stock purchase plan	96	1	1,436	—	—	—	—	1,437
Stock-based compensation expense	—	—	34,160	—	—	—	—	34,160
Excess tax benefit from employee equity awards	—	—	757	—	—	—	—	757
Purchase of non-controlling interest	—	—	(2,684)	—	—	—	—	(2,684)
Net loss	—	—	—	(62,813)	—	—	—	(62,813)
Foreign currency translation adjustment	—	—	—	—	(4,763)	—	—	(4,763)
Adjustment to minimum pension liability, net	—	—	—	—	(2,122)	—	—	(2,122)

Balance at September 25, 2010	259,488	2,595	5,224,399	(2,527,070)	143	219	(1,518)	2,698,549
Exercise of stock options	1,779	18	23,876	—	—	—	—	23,894
Issuance of common stock to employees upon vesting of restricted stock units, net of shares withheld for employee taxes	1,104	11	(10,410)	—	—	—	—	(10,399)
Issuance of common shares under the employee stock purchase plan	88	1	1,509	—	—	—	—	1,510
Stock-based compensation expense	—	—	35,472	—	—	—	—	35,472
Reduction in excess tax benefit from employee equity awards	—	—	(5,832)	—	—	—	—	(5,832)
Allocation of equity component related to convertible notes exchange, net of taxes	—	—	34,699	—	—	—	—	34,699
Net income	—	—	—	157,150	—	—	—	157,150
Foreign currency translation adjustment	—	—	—	—	1,088	—	—	1,088
Adjustment to minimum pension liability, net	—	—	—	—	764	—	—	764

Balance at September 24, 2011	262,459	2,625	5,303,713	(2,369,920)	1,995	219	(1,518)	2,936,895
Exercise of stock options	2,457	24	27,663	—	—	—	—	27,687
Issuance of common stock to employees upon vesting of restricted stock units, net of shares withheld for employee taxes	673	7	(5,717)	—	—	—	—	(5,710)
Issuance of common shares under the employee stock purchase plan	46	—	907	—	—	—	—	907
Stock-based compensation expense	—	—	40,011	—	—	—	—	40,011
Excess tax benefit from employee equity awards	—	—	4,413	—	—	—	—	4,413
Fair value of options exchanged in a business combination	—	—	2,655	—	—	—	—	2,655
Allocation of equity component related to convertible notes exchange, net of taxes	—	—	23,012	—	—	—	—	23,012
Net loss	—	—	—	(73,634)	—	—	—	(73,634)
Foreign currency translation adjustment	—	—	—	—	6,217	—	—	6,217
Adjustment to minimum pension liability, net	—	—	—	—	(1,484)	—	—	(1,484)
Unrealized gain on marketable security	—	—	—	—	62	—	—	62

Balance at September 29, 2012	265,635	$2,656	$5,396,657	$(2,443,554)	$6,790	219	$(1,518)	$2,961,031

See accompanying notes.

Hologic, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Years ended
	September 29, 2012	September 24, 2011	September 25, 2010
Operating activities
Net (loss) income	$(73,634)	$157,150	$(62,813)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	71,851	68,946	68,463
Amortization	273,900	235,790	226,305
Non-cash interest expense—amortization of debt discount and deferred financing costs	74,974	76,814	86,638
Impairment of goodwill	5,826	—	76,723
Impairment of intangible assets	—	—	143,467
Stock-based compensation expense	40,572	35,472	34,160
Excess tax benefit related to equity awards	(6,206)	(3,652)	(2,043)
Deferred income taxes	(155,192)	(48,107)	(121,726)
Gain on sale of intellectual property, net	(12,424)	(84,502)	—
Debt extinguishment loss	42,347	29,891	—
Fair value adjustments to contingent consideration	38,466	(8,016)	—
Fair value write-up of inventory sold	19,918	3,298	732
Non-cash restructuring charges	16,901	—	—
Acquired in-process research and development	4,500	—	2,000
Impairment of cost-method investments	—	2,445	1,100
Loss on disposal of property and equipment	3,809	2,639	3,765
(Gain) loss on divestiture	—	(354)	341
Other non-cash activity	(3,568)	1,447	1,008
Changes in operating assets and liabilities, excluding the effect of acquisitions:
Accounts receivable	(11,005)	(17,131)	(20,211)
Inventories	(12,174)	(32,158)	(5,247)
Prepaid income taxes	6,071	(6,154)	(3,772)
Prepaid expenses and other assets	69,806	(471)	(254)
Accounts payable	3,768	2,589	7,151
Accrued expenses and other liabilities	(41,017)	40,569	(348)
Deferred revenue	12,733	(481)	21,273

Net cash provided by operating activities	370,222	456,024	456,712

Investing activities
Acquisition of businesses, net of cash acquired	(3,762,403)	(198,744)	(84,322)
Payment of additional acquisition consideration	(9,784)	(19,660)	—
Divestiture activities, net of cash transferred	—	2,267	(1,035)
Proceeds from sale of intellectual property	12,500	13,250	73,000
Purchase of property and equipment	(33,149)	(27,785)	(28,010)
Increase in equipment under customer usage agreements	(45,624)	(27,878)	(18,648)
Purchase of licensed technology and other intangible assets	—	(3,021)	(500)
Purchase of insurance contracts	—	(5,322)	(5,322)
Acquisition of in-process research and development assets	(4,500)	—	(2,000)
Proceeds from sale of cost method investment	—	—	678
Purchases of cost method investments	(250)	(99)	(795)
(Increase) decrease in restricted cash	(5,159)	405	(26)
Increase in other assets	(2,415)	—	—

Net cash used in investing activities	(3,850,784)	(266,587)	(66,980)

	Years ended
	September 29, 2012	September 24, 2011	September 25, 2010
Financing activities
Proceeds from long-term debt	3,476,320	—	—
Repayment of long-term debt and notes payable	—	(1,362)	(177,004)
Payment of debt issuance costs	(81,408)	(5,327)	—
Payment of contingent consideration	(51,680)	(4,294)	—
Payment of deferred acquisition consideration	(44,223)	—	—
Purchase of non-controlling interest	—	—	(2,684)
Net proceeds from issuance of common stock pursuant to employee stock plans	28,594	25,404	12,594
Excess tax benefit related to equity awards	6,206	3,652	2,043
Payment of employee restricted stock minimum tax withholdings	(5,710)	(10,399)	(2,524)

Net cash provided by (used in) financing activities	3,328,099	7,674	(167,575)

Effect of exchange rate changes on cash and cash equivalents	561	(404)	282

Net increase in cash and cash equivalents	(151,902)	196,707	222,439
Cash and cash equivalents, beginning of year	712,332	515,625	293,186

Cash and cash equivalents, end of year	$560,430	$712,332	$515,625

See accompanying notes.

Hologic, Inc.

Notes to Consolidated Financial Statements

(all tabular amounts in thousands except per share data)

1.	Operations

Hologic, Inc. (the “Company” or “Hologic”) develops, manufactures and distributes premium diagnostics, medical imaging systems and surgical products dedicated to serving the healthcare needs of women. The Company’s core business segments are focused on breast health, diagnostics, GYN surgical and skeletal health.

On August 1, 2012, the Company completed the acquisition of Gen-Probe Incorporated (“Gen-Probe”), which resulted in the Company significantly expanding its suite of molecular diagnostic products. Gen-Probe develops, manufactures and markets rapid, accurate and cost effective molecular diagnostics products and services that are used primarily to diagnose human diseases, screen donated blood, and test transplant compatibility. Gen-Probe’s results of operations are reported within the Company’s diagnostics reportable segment. The Company’s acquisition of Gen-Probe is more fully described in Note 3. In connection with the acquisition, the Company borrowed $3.5 billion in aggregate principal to fund a portion of the purchase price, which is described in Note 5.

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. The Company’s fiscal year ends on the last Saturday in September. Fiscal 2012, 2011 and 2010 ended on September 29, 2012, September 24, 2011 and September 25, 2010, respectively. Fiscal 2012 was a 53 week fiscal period and fiscal 2011 and 2010 were 52 week fiscal periods.

Management’s Estimates and Uncertainties

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make significant estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates and assumptions by management affect the Company’s revenue recognition for multiple element arrangements, allowance for doubtful accounts, the net realizable value of inventory, estimated fair value of cost-method equity investments, valuations, purchase price allocations and contingent consideration related to business combinations, expected future cash flows including growth rates, discount rates, terminal values and other assumptions and estimates used to evaluate the recoverability of long-lived assets and goodwill, estimated fair values of intangible assets and goodwill, amortization methods and periods, warranty reserves, certain accrued expenses, restructuring and other related charges, stock-based compensation, contingent liabilities, tax reserves and recoverability of the Company’s net deferred tax assets and related valuation allowance.

Although the Company regularly assesses these estimates, actual results could differ materially from these estimates. Changes in estimates are recorded in the period in which they become known. The Company bases its estimates on historical experience and various other assumptions that it believes to be reasonable under the circumstances.

The Company is subject to a number of risks similar to those of other companies of similar size in its industry, including, dependence on third-party reimbursements to support the markets of the Company’s products, early stage of development of certain products, rapid technological changes, recoverability of long-lived assets (including intangible assets and goodwill), competition, stability of world financial markets, ability to obtain regulatory approvals, changes in the regulatory environment, limited number of suppliers, customer concentration, integration of acquisitions, substantial indebtedness, government regulations, future sales or issuances of its common stock, management of international activities, protection of proprietary rights, patent and other litigation and dependence on key individuals.

Cash Equivalents

Cash equivalents are highly liquid investments with insignificant interest rate risk and maturities of three months or less at the time of acquisition. At September 29, 2012 and September 24, 2011, the Company’s cash equivalents consisted of money market accounts.

Marketable Securities

As a result of its acquisition of Gen-Probe, the Company assumed certain marketable securities, which were comprised of an equity security and mutual funds. The equity security is an investment in the common stock of a publicly traded company, and the mutual funds are to fund the Gen-Probe deferred compensation plan. The equity security is classified as available-for-sale and is recorded at fair value with the unrealized gains or losses, net of tax, within accumulated other comprehensive income (loss), which is a component of stockholders’ equity. The mutual funds are classified as trading and are recorded at fair value with unrealized gains and losses recorded in interest income in the Consolidated Statements of Operations.

The Company periodically reviews its marketable equity securities classified as available-for-sale for other-than-temporary declines in fair value below cost basis, or whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. The determination that a decline is other-than-temporary is, in part, subjective and influenced by many factors. When assessing marketable equity securities for other-than-temporary declines in value, the Company considers factors including: the significance of the decline in value compared to the cost basis; the underlying factors contributing to a decline in the prices of the security; how long the market value of the investment has been less than its cost basis; any market conditions that impact liquidity; the views of external investment analysts; the financial condition and near-term prospects of the investee; any news or financial information that has been released specific to the investee; and the outlook for the overall industry in which the investee operates. No such impairment appeared to exist at September 29, 2012.

The Company has one investment in a publicly traded security and the following reconciles its cost basis to its fair market value as of September 29, 2012. There were no marketable securities at September 24, 2011.

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Equity security	$5,931	$98	$—	$6,029

Concentrations of Credit Risk

Financial instruments that subject the Company to credit risk primarily consist of cash and cash equivalents, cost-method equity investments, and trade accounts receivable. The Company invests its cash and cash equivalents with high credit quality financial institutions.

The Company’s customers are principally located in the United States, Europe and Asia. The Company performs ongoing credit evaluations of the financial condition of its customers and generally does not require collateral. Although the Company is directly affected by the overall financial condition of the healthcare industry, as well as global economic conditions, management does not believe significant credit risk exists as of September 29, 2012. The Company generally has not experienced any material losses related to receivables from individual customers or groups of customers in the health care industry. The Company maintains an allowance for doubtful accounts based on accounts past due and historical collection experience.

There were no customers with balances greater than 10% of accounts receivable as of September 29, 2012 and September 24, 2011, nor customers that represented greater than 10% of total revenues for fiscal years 2012, 2011 and 2010.

Supplemental Cash Flow Statement Information

	Years ended
	September 29, 2012	September 24, 2011	September 25, 2010
Cash paid during the period for income taxes	$166,565	$118,850	$130,486

Cash paid during the period for interest	$55,045	$36,268	$39,382

Non-Cash Investing Activities:
Fair value of stock options assumed in the Gen-Probe acquisition	$2,655	$—	$—

Additional acquisition contingent consideration accrued	$—	$18,924	$32,489

Non-Cash Financing Activities:
Fair value of contingent consideration at acquisition	$—	$86,600	$29,500

Deferred payments for acquisitions	$1,655	$47,258	$—

Inventories

Inventories are valued at the lower of cost or market on a first in, first out basis. Work-in-process and finished goods inventories consist of materials, labor and manufacturing overhead. The valuation of inventory requires management to estimate excess and obsolete inventory. The Company employs a variety of methodologies to determine the net realizable value of its inventory. Provisions for excess and obsolete inventory are primarily based on management’s estimates of forecasted net sales and service usage levels. A significant change in the timing or level of demand for the Company’s products as compared to forecasted amounts may result in recording additional provisions for excess and obsolete inventory in the future. The Company records provisions for excess and obsolete inventory as cost of product sales.

Inventories consisted of the following:

	September 29, 2012	September 24, 2011
Raw materials	$134,983	$119,991
Work-in-process	93,218	23,908
Finished goods	138,990	86,645

	$367,191	$230,544

Property and Equipment

Property and equipment is recorded at cost less allowances for depreciation. The straight-line method of depreciation is used for all property and equipment. Repair and maintenance costs are expensed as incurred. Property and equipment are depreciated over the following estimated useful lives:

Asset Classification	Estimated Useful Life
Building and improvements	35–40 years
Equipment and software	3–10 years
Equipment under customer usage agreements	3–8 years
Furniture and fixtures	5–7 years
Leasehold improvements	Shorter of the Original Term of Lease or Estimated Useful Life

Equipment under customer usage agreements primarily consists of diagnostic instrumentation and medical imaging equipment located at customer sites but owned by the Company. Generally, the customer has the right to use it for a period of time provided they meet certain agreed to conditions. The Company recovers the cost of providing the equipment from the sale of disposables. The depreciation costs associated with equipment under customer usage agreements are charged to cost of product sales over the estimated useful life of the equipment. The costs to maintain the equipment in the field are charged to cost of product sales as incurred.

Long-Lived Assets

The Company reviews its long-lived assets, which includes property and equipment and identifiable intangible assets (see below for discussion of intangible assets), for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with ASC 360-10-35-15, Property, Plant and Equipment—Impairment or Disposal of Long-Lived Assets (ASC 360). Recoverability of these assets is evaluated by comparing the carrying value of the assets to the undiscounted cash flows estimated to be generated by those assets over their remaining economic life. If the undiscounted cash flows are not sufficient to recover the carrying value of the assets, the assets are considered impaired. The impairment loss is measured by comparing the fair value of the assets to their carrying value. Fair value is determined by either a quoted market price, if any, or a value determined by a discounted cash flow technique. At the end of the second quarter of fiscal 2012, the Company decided to cease manufacturing, marketing and selling its Adiana system, which was a product line within the Company’s GYN Surgical reporting segment, determining that the product was not financially viable and would not become so in the foreseeable future. As a result, in fiscal 2012, the Company recorded charges of $19.5 million of which $6.5 million was recorded within cost of product sales to write down certain manufacturing equipment and equipment placed at customer sites to its fair value that had no further utility. There were no material impairment charges related to property and equipment in fiscal 2011 and 2010.

Business Combinations and Acquisition of Intangible Assets

The Company records tangible and intangible assets acquired in business combinations under the purchase method of accounting. The Company accounts for acquisitions in accordance with ASC 805, Business Combinations. Amounts paid for each acquisition are allocated to the assets acquired and liabilities assumed based on their fair values at the dates of acquisition. The Company allocates the purchase price in excess of the fair value of the net tangible assets acquired to identifiable intangible assets, including purchased research and development, based on detailed valuations that use certain information and assumptions provided by management. The Company allocates any excess purchase price over the fair value of the net tangible and intangible assets acquired to goodwill. The use of alternative valuation assumptions, including estimated cash flows and discount rates, and alternative useful life assumptions could result in different purchase price allocations and intangible asset amortization expense in current and future periods.

The valuation of purchased research and development as part of a business combination represents the estimated fair value at the dates of acquisition related to in-process projects. The Company’s purchased research and development represents the value of in-process projects that have not yet reached technological feasibility and have no alternative future uses as of the date of acquisition. As required by ASC 805, the Company capitalizes the value attributable to these in-process projects at the time of the acquisition pursuant to ASC 805. Subsequent to acquisition, in-process research and development is evaluated as an indefinite-lived intangible asset, consistent with the accounting treatment of goodwill. No additional amounts are capitalized and once the project is completed the asset is amortized over its estimated useful life. If the projects are not successful or completed in a timely manner, the Company may not realize the financial benefits expected for these projects or for the acquisitions as a whole and impairments may result.

The Company uses the income approach to determine the fair value of its purchased research and development acquired in a business combination. This approach determines fair value by estimating the after-tax cash flows attributable to an in-process project over its useful life and then discounting these after-tax cash flows back to a present value. The Company bases its revenue assumptions on estimates of relevant market sizes, expected market growth rates, expected trends in technology and expected product introductions by competitors. In arriving at the value of the in-process projects, the Company considers, among other factors, the in-process projects’ stage of completion, the complexity of the work completed as of the acquisition date, the costs already incurred, the projected costs to complete, the contribution of core technologies and other acquired assets, the expected introduction date and the estimated useful life of the technology. The Company bases the discount rate used to arrive at a present value as of the date of acquisition on the time value of money and medical technology investment risk factors. The Company believes that the estimated purchased research and development amounts so determined represent the fair value at the date of acquisition and do not exceed the amount a third-party would pay for the projects.

The Company also uses the income approach, as described above, to determine the estimated fair value of certain other identifiable intangible assets including developed technology, customer relationships, trade names and business licenses. Developed technology represents patented and unpatented technology and know-how. Customer relationships represent established relationships with customers, which provide a ready channel for the sale of additional products and services. Trade names represent acquired company and product names.

Intangible Assets and Goodwill

Intangible Assets

Intangible assets are initially recorded at fair value and stated net of accumulated amortization and impairments. The Company amortizes its intangible assets that have finite lives using either the straight-line method, or if reliably determinable, based on the pattern in which the economic benefit of the asset is expected to be utilized. Amortization is recorded over the estimated useful lives ranging from 2 to 30 years. The Company evaluates the realizability of its definite lived intangible assets whenever events or changes in circumstances or business conditions indicate that the carrying value of these assets may not be recoverable based on expectations of future undiscounted cash flows for each asset group. If the carrying value of an asset or asset group exceeds its undiscounted cash flows, the Company estimates the fair of the assets, generally utilizing a discounted cash flow analysis based on the present value of estimated future cash flows to be generated by the assets using a risk-adjusted discount rate. To estimate the fair value of the assets, the Company uses market participant assumptions pursuant to ASC 820, Fair Value Measurements.

During the fourth quarter of fiscal 2012 in connection with the company-wide annual budgeting and strategic planning process, the Company determined that indicators of impairment existed in its MammoSite reporting unit, which is included in the Breast Health reportable segment. The impairment indicators were due to a reduction in the Company’s revenue projections and long-term growth rates as a result of the continuing deterioration of the brachytherapy market and competition from existing technologies. The Company’s cash flow estimates were based upon historical cash flows, as well as future projected cash flows derived from the company-wide annual planning process. The analysis indicated that MammoSite’s long-lived assets were recoverable based on the undiscounted cash flows over the remaining life of the predominant long-lived asset. The Company believes that its procedures for estimating future cash flows were reasonable and consistent with market conditions at the measurement date.

During the fourth quarter of fiscal 2010 in connection with the company-wide annual budgeting and strategic planning process, the Company determined that indicators of impairment existed in its MammoSite reporting unit. The impairment indicators were due to changing market conditions for the breast brachytherapy market, including downward pressure on procedure volumes due to the continuing adverse economic environment and current trends in breast cancer management, as well as competitive pricing pressures and competition from existing and alternative new technologies. These factors resulted in the Company lowering its financial projections for MammoSite. As a result, the Company performed the first step in the long-lived assets impairment test pursuant to ASC 360 and compared MammoSite’s forecasted undiscounted cash flows to the carrying value of its net assets. These cash flows were insufficient to recover MammoSite’s carrying value. Therefore, the Company determined the fair value of MammoSite’s long-lived assets, which are primarily intangible assets, using a discounted cash flow technique. The expected future cash flows are Level 3 inputs under ASC 820 and are those expected to be generated by market participants. Based on the estimated fair value of the long-lived assets, the Company recorded an aggregate impairment charge of $143.5 million to write down these intangible assets to their fair value. The charge was comprised of $123.4 million related to developed technology, which was recorded in cost of product sales in the Consolidated Statement of Operations, $11.8 million related to customer relationships and $8.3 million related to trade names, which were recorded in impairment of intangible assets in the Consolidated Statements of Operations. In addition, the Company recorded a goodwill impairment charge of $76.7 million (see below for further discussion).

During the fourth quarter of fiscal 2012 and 2010, the Company acquired certain in-process research and development assets that were not part of a business acquisition. Since these assets had no alternative future use, the Company recorded in-process research and development charges of $4.5 million and $2.0 million in fiscal 2012 and 2010, respectively.

Intangible assets consist of the following:

	As of September 29, 2012		As of September 24, 2011
Description	Gross Carrying Value	Accumulated Amortization	Gross Carrying Value	Accumulated Amortization
Developed technology	$3,784,689	$788,274	$2,215,323	$586,647
In-process research and development	227,000	—	840	—
Customer relationships and contracts	1,097,842	205,612	507,974	150,039
Trade names	240,092	60,318	142,799	44,267
Patents	11,417	7,906	9,937	7,752
Business licenses	2,577	344	2,535	81
Non-compete agreements	310	223	297	112

	$5,363,927	$1,062,677	$2,879,705	$788,898

During 2012, the in-process research and development project from the Healthcome acquisition was completed and transferred to developed technology. In October 2012, one of the in-process research and development projects from the Gen-Probe acquisition, valued at $7.0 million, was completed.

Amortization expense related to developed technology and patents is classified as a component of cost of product sales—amortization of intangible assets in the Consolidated Statements of Operations. Amortization expense related to customer relationships and contracts, trade names, business licenses and non-competes is classified as a component of amortization of intangible assets in the Consolidated Statements of Operations.

The estimated amortization expense at September 29, 2012 for each of the five succeeding fiscal years is as follows:

Fiscal 2013	$413,310
Fiscal 2014	398,747
Fiscal 2015	383,914
Fiscal 2016	370,106
Fiscal 2017	361,061

Goodwill

In accordance with ASC 350, Intangibles—Goodwill and Other (ASC 350), the Company tests goodwill at the reporting unit level for impairment on an annual basis and between annual tests if events and circumstances indicate it is more likely than not that the fair value of a reporting unit is less than its carrying value. Events that would indicate impairment and trigger an interim impairment assessment include, but are not limited to, current economic and market conditions, including a decline in market capitalization, a significant adverse change in legal factors, business climate or operational performance of the business, and an adverse action or assessment by a regulator.

In performing the impairment test, the Company utilizes the two-step approach prescribed under ASC 350. The first step requires a comparison of the carrying value of each reporting unit to its estimated fair value. To estimate the fair value of its reporting units for Step 1, the Company primarily utilizes the income approach. The income approach is based on a discounted cash flow analysis (“DCF”) and calculates the fair value by estimating the after-tax cash flows attributable to a reporting unit and then discounting the after-tax cash flows to a present value using a risk-adjusted discount rate. Assumptions used in the DCF require significant judgment, including judgment about appropriate discount rates and terminal values, growth rates, and the amount and timing of expected future cash flows. The forecasted cash flows are based on the Company’s most recent budget and for years beyond the budget, the Company’s estimates are based on assumed growth rates. The Company believes its assumptions are consistent with the plans and estimates used to manage the underlying businesses. The discount rates, which are intended to reflect the risks inherent in future cash flow projections, used in the DCF are based on estimates of the weighted-average cost of capital (“WACC”) of market participants relative to each respective reporting unit. The market approach considers comparable market data based on multiples of revenue or earnings before interest, taxes, depreciation and amortization (“EBITDA”) and is primarily used as a corroborative analysis to the results of the DCF. The Company believes its assumptions used to determine the fair value of its respective reporting units are reasonable. If different assumptions were used, particularly with respect to forecasted cash flows, terminal values, WACCs, or market multiples, different estimates of fair value may result and there could be the potential that an impairment charge could result. Actual operating results and the related cash flows of the reporting units could differ from the estimated operating results and related cash flows.

If the carrying value of a reporting unit exceeds its estimated fair value, the Company is required to perform the second step of the goodwill impairment test to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of a reporting unit’s goodwill to its carrying value. The implied fair value of goodwill is derived by performing a hypothetical purchase price allocation for each reporting unit as of the measurement date and allocating the reporting unit’s estimated fair value to its assets and liabilities. The residual amount from performing this allocation represents the implied fair value of goodwill. To the extent this amount is below the carrying value of goodwill, an impairment charge is recorded.

The Company conducted its fiscal 2012 annual impairment test on the first day of the fourth quarter. The Company utilized DCF and market approaches to estimate the fair value of its reporting units as of June 24, 2012, and ultimately used the fair value determined by the DCF in making its impairment test conclusions. The Company believes it has used reasonable estimates and assumptions about future revenue, cost projections, cash flows and market multiples. In addition, using a DCF requires the use of a risk-adjusted discount rate for which the Company based its rate on the WACC of market participants. As a result of completing Step 1, all of the Company’s reporting units, except MammoSite, had fair values exceeding their carrying values, and as such, Step 2 of the impairment test was not required. MammoSite’s fair value has declined from fiscal 2011 primarily due to a reduction in the Company’s revenue projections and long-term growth rates. The changes in MammoSite’s financial projections were a result of the continuing deterioration of the brachytherapy market, and competition from existing technologies. The Company performed the Step 2 analysis for MammoSite, consistent with the procedures described above, and recorded a $5.8 million goodwill impairment charge, resulting in no remaining goodwill for this reporting unit.

For the Company’s other reporting units, if their respective fair values had been lower by 10%, each reporting unit would have still passed Step 1 of the goodwill impairment test. Since, the fair value of the reporting units was determined by use of the DCF, and the key assumptions that drive the fair value in this model are the WACC, terminal values, growth rates, and the amount and timing of expected future cash flows, significant judgment is applied in determining fair value. If the current economic environment were to deteriorate, this would likely result in a higher WACC because market participants would require a higher rate of return. In the DCF as the WACC increases, the fair value decreases. The other significant factor in the DCF is our projected financial information (i.e., amount and timing of expected future cash flows and growth rates) and if these assumptions were to be adversely impacted, this could result in a reduction of the fair values of these reporting units.

The Company previously had ongoing litigation with Conceptus regarding potential patent infringement of a Conceptus patent by the Company’s Adiana system. In the first quarter of fiscal 2012, the jury returned a verdict in favor of Conceptus and awarded Conceptus $18.8 million in damages. Post trial motions were filed, and Conceptus sought to enjoin the Company from further sales of the Adiana system. At the time, the Company was appealing the jury verdict. The jury verdict in the first quarter of fiscal 2012 and related subsequent litigation status was an indicator of impairment for the Company’s GYN Surgical reporting unit, and a reduction in the anticipated future cash flows of the GYN Surgical reporting unit could result in a material impairment charge. Accordingly, the Company performed an interim goodwill impairment analysis of the GYN Surgical reporting unit as of December 24, 2011, updating its cash flow projections and related assumptions from its fiscal 2011 annual impairment test, including the WACC, under various potential scenarios. The Company applied the weighted average probability approach to these scenarios to estimate the fair value of the GYN Surgical reporting unit. As a result of completing Step 1, GYN Surgical’s fair value exceeded its carrying value. Therefore, Step 2 of the impairment test was not required as of December 24, 2011. The Company believed it used reasonable estimates and assumptions about future revenue, cost projections, cash flows, probabilities of cash flow scenarios, and market multiples as of that measurement date.

In connection with the Company’s decision to discontinue the Adiana product line in the second quarter of fiscal 2012 and the Company’s updated lower forecast for the GYN Surgical reporting unit, the Company concluded that potential goodwill impairment indicators existed as of March 24, 2012. As such, the Company performed another interim goodwill impairment test of the GYN Surgical reporting unit as of March 24, 2012, updating its cash flow projections and related assumptions from the analysis performed as of December 24, 2011. As a result of completing Step 1, GYN Surgical’s fair value exceeded its carrying value. Therefore, Step 2 of the impairment test was not required as of March 24, 2012. The Company believes it used reasonable estimates and assumptions about future revenue, cost projections, cash flows, probabilities of cash flow scenarios, and market multiples as of that measurement date.

The Company conducted its fiscal 2011 annual impairment test on the first day of the fourth quarter, and as noted above used DCF and market approaches to estimate the fair value of its reporting units as of June 26, 2011, and ultimately used the fair value determined by the DCF in making its impairment test conclusions. The Company believes it used reasonable estimates and assumptions about future revenue, cost projections, cash flows and market multiples as of the measurement date. As a result of completing Step 1, all of the Company’s reporting units had fair values exceeding their carrying values, and as such, Step 2 of the impairment test was not required. For illustrative purposes, had the fair value of each reporting unit been lower by 10%, each reporting unit would have still passed Step 1 of the goodwill impairment test.

The Company conducted its fiscal 2010 annual impairment test on the first day of the fourth quarter. The Company utilized DCF and market approaches to estimate the fair value of its reporting units as of June 27, 2010, and ultimately used the fair value determined by the DCF in making its impairment test conclusions. The Company believes it used reasonable estimates and assumptions about future revenue, cost projections, cash flows and market multiples as of the measurement date. As a result of completing Step 1, all of the Company’s reporting units, except MammoSite, had fair values exceeding their carrying values, and as such, Step 2 of the impairment test was not required for these reporting units. MammoSite’s fair value declined from fiscal 2009 primarily due to a reduction in its long-term growth rates. The changes in MammoSite’s financial projections were a result of changing market conditions for the brachytherapy market, including downward pressure on procedure volumes due to the continuing adverse economic environment and current trends in breast cancer management, as well as competitive pricing pressures and competition from existing and alternative new technologies. The DCF calculation of fair value was positively impacted by a reduction in the discount rate to 11.0% from 12.5% used in the fiscal 2009 annual impairment test due to slight overall improvements in economic conditions and changes in the financial projections.

The Company performed the Step 2 analysis for MammoSite and recorded a $76.7 million impairment charge. For illustrative purposes had the fair value of MammoSite been 10% lower, the charge would have been higher by $2.5 million. If the fair value of the Company’s other reporting units had been lower by 10%, one reporting unit would have failed Step 1 requiring a Step 2 analysis. This reporting unit is in the Breast Health reportable segment and had a fair value at the annual impairment measurement date that exceeded its carrying value by 4% with goodwill of $256.5 million. The fair value of the reporting unit was determined by use of the DCF, and the key assumptions that drive the fair value in this model are the WACC, terminal values, growth rates, and the amount and timing of expected future cash flows. At September 25, 2010, for the Company’s other reporting units with goodwill aggregating $1.85 billion, the Company believed that these reporting units were not at risk of failing Step 1 of the goodwill impairment test.

The Company believes that the procedures performed and the estimates and assumptions used in the Step 1 and Step 2 analyses for each reporting unit are reasonable and in accordance with U.S. generally accepted accounting principles. The estimate of fair value requires significant judgment. The impairment testing process is subjective and requires judgment at many points throughout the analysis. If these estimates or their related assumptions change in the future, the Company may be required to record impairment charges for these assets not previously recorded.

A rollforward of goodwill activity by reportable segment from September 24, 2011 to September 29, 2012 is as follows:

	Breast Health	Diagnostics	GYN Surgical	Skeletal Health	Total
Balance at September 24, 2011	$638,887	$633,319	$1,009,973	$8,151	$2,290,330
Gen-Probe acquisition	—	1,652,546	—	—	1,652,546
Impairment charge	(5,826)	—	—	—	(5,826)
Tax adjustments	—	(1,315)	6,212	—	4,897
Foreign currency	2,082	907	325	(26)	3,288
Other adjustments	598	(2,010)	(1,044)	—	(2,456)

Balance at September 29, 2012	$635,741	$2,283,447	$1,015,466	$8,125	$3,942,779

A rollforward of accumulated goodwill impairment losses by reportable segment from September 24, 2011 to September 29, 2012 is as follows:

	Breast Health	Diagnostics	GYN Surgical	Total
Balance at September 24, 2011	$342,593	$908,349	$1,165,804	$2,416,746
Impairment charge	5,826	—	—	5,826

Balance at September 29, 2012	$348,419	$908,349	$1,165,804	$2,422,572

Other Assets

Other assets consist of the following:

	September 29, 2012	September 24, 2011
Other Assets
Deferred financing costs	$82,760	$11,918
Life insurance contracts	25,978	22,736
Mutual funds	6,995	—
Marketable security	6,029	—
Manufacturing access fees	18,323	—
Cost-method equity investments	15,976	4,608
Other	6,006	6,815

	$162,067	$46,077

Deferred financing costs are related to the Company’s Convertible Notes, Credit Agreement and Senior Notes (see Note 5 for further discussion). The Company is amortizing amounts related to each debt issuance using the effective interest rate method over the period of earliest redemption or the term of such debt. Life insurance contracts were purchased in connection with the Company’s Nonqualified Deferred Compensation Plan (“DCP”) and are recorded at their cash surrender value (see Note 11 for further discussion). The marketable security represents a publicly traded equity security, and the mutual funds are the underlying investments related to the deferred compensation liabilities the Company assumed in connection with the Gen-Probe acquisition. The manufacturing access fees are related to a manufacturing supply and purchase agreement for our HPV products acquired in the Gen-Probe acquisition, and these fees are being amortized over the term of the agreement.

The Company’s cost-method equity investments are generally carried at cost as the Company owns less than 20% of the voting equity and does not have the ability to exercise significant influence over these companies. The Company regularly evaluates the carrying value of its cost-method equity investments for impairment and whether any events or circumstances are identified that would significantly harm the fair value of the investment. The primary indicators the Company utilizes to identify these events and circumstances are the investee’s ability to remain in business, such as the investee’s liquidity and rate of cash use, and the investee’s ability to secure additional funding and the value of that additional funding. In the event a decline in fair value is judged to be other-than-temporary, the Company will record an other-than-temporary impairment charge in other income (expense), net in the Consolidated Statements of Operations. During fiscal 2011 and 2010, the Company recorded other-than-temporary impairment charges of $2.4 million and $1.1 million, respectively, related to certain of its cost-method equity investments to adjust their carrying amounts to fair value. No such charges were recorded in fiscal 2012.

Research and Software Development Costs

Costs incurred for the research and development of the Company’s products are expensed as incurred. Nonrefundable advance payments for goods or services to be received in the future by the Company for use in research and development activities are deferred and capitalized. The capitalized amounts are expensed as the related goods are delivered or the services are performed. If the Company’s expectations change such that it does not expect it will need the goods to be delivered or the services to be rendered, capitalized nonrefundable advance payments are recorded to expense in that period.

The Company accounts for the development costs of software embedded in the Company’s products in accordance with ASC 985, Software. Costs incurred in the research, design and development of software embedded in products to be sold to customers are charged to expense until technological feasibility of the ultimate product to be sold is established. The Company’s policy is that technological feasibility is achieved when a working model, with the key features and functions of the product, is available for customer testing. Software development costs incurred after the establishment of technological feasibility and until the product is available for general release are capitalized, provided recoverability is reasonably assured. Software development costs eligible for capitalization have not been significant to date.

Foreign Currency Translation

The financial statements of the Company’s foreign subsidiaries are translated in accordance with ASC 830, Foreign Currency Matters. The reporting currency for the Company is the U.S. dollar. With the exception of its Costa Rica subsidiary, whose functional currency is the U.S. dollar, the functional currency of the Company’s foreign subsidiaries is their local currency. Accordingly, assets and liabilities of these subsidiaries are translated at the exchange rate in effect at each balance sheet date. Before translation, the Company re-measures foreign currency denominated assets and liabilities, including inter-company accounts receivable and payable, into the functional currency of the respective entity, resulting in unrealized gains or losses recorded in other income (expense), net in the Consolidated Statement of Operations. Revenues and expenses are translated using average exchange rates during the respective period. Foreign currency translation adjustments are accumulated as a component of other comprehensive income (loss) as a separate component of stockholders’ equity. Gains and losses arising from transactions denominated in foreign currencies are included in other income (expense), net in the Consolidated Statements of Operations and to date have not been material.

Accumulated Other Comprehensive Income

Other comprehensive income (loss) includes certain transactions that have generally been reported in the statement of stockholders’ equity. The components of accumulated other comprehensive income consisted of the following:

	September 29, 2012	September 24, 2011
Foreign currency translation adjustment	$7,211	$994
Unrealized gains on available-for-sale securities, net of tax of $36	62	—
Minimum pension liability, net of tax of $207 and $300, respectively	(483)	1,001

	$6,790	$1,995

Revenue Recognition

The Company generates revenue from the sale of its products, primarily medical imaging systems and diagnostic and surgical disposable products, and related services, which are primarily support and maintenance services on its medical imaging systems.

The Company recognizes product revenue upon shipment provided that there is persuasive evidence of an arrangement, there are no uncertainties regarding acceptance, the sales price is fixed or determinable, no right of return exists and collection of the resulting receivable is reasonably assured. Generally, the Company’s product arrangements for capital equipment sales, primarily in its Breast Health and Skeletal Health reporting segments, are multiple-element arrangements, including services, such as installation and training, and multiple products. Based on the terms and conditions of the product arrangements, the Company believes that these services and undelivered products can be accounted for separately from the delivered product element as the Company’s delivered products have value to its customers on a stand-alone basis. Accordingly, revenue for services not yet performed at the time of product shipment are deferred and recognized as such services are performed. The relative selling price of any undelivered products is also deferred at the time of shipment and recognized as revenue when these products are delivered. There is no customer right of return in the Company’s sales agreements.

Service revenues primarily consist of amounts recorded under service and maintenance contracts and repairs not covered under warranty, installation and training, and shipping and handling costs billed to customers. Service and maintenance contract revenues are recognized ratably over the term of the contract. Other service revenues are recognized as the services are performed.

For revenue arrangements with multiple deliverables, the Company records revenue as separate units of accounting if the delivered items have value to the customer on a stand-alone basis, and if the arrangement includes a general right of return relative to the delivered items, the delivery or performance of the undelivered items is considered probable and substantially within the Company’s control. Some of the Company’s products have both software and non-software components that function together to deliver the product’s essential functionality. The Company determined that except for its computer-aided detection (“CAD”) products, the software element in its other products is incidental in accordance with the software revenue recognition rules and are not within the scope of the software revenue recognition rules, ASC 985-605, Software—Revenue Recognition. The Company determined that given the significance of the software component’s functionality to its CAD systems, which are sold by its Breast Health segment, these products are within the scope of the software revenue recognition rules. The Company evaluated the appropriate revenue recognition treatment of its other hardware products, including its Dimensions digital mammography systems, which have both software and non-software components that function together to deliver the products’ essential functionality (i.e., it is a tangible product), and determined they are not within the scope of ASC 985-605.

The Company is required to allocate revenue to its multiple element arrangements based on the relative fair value of each element’s selling price. The Company typically determines the selling price of its products based on its best estimate of selling prices (“ESP”) and services based on vendor-specific objective evidence of selling price (“VSOE”). The Company determines VSOE based on its normal pricing and discounting practices for the specific product or service when sold on a stand-alone basis. In determining VSOE, the Company’s policy requires a substantial majority of selling prices for a product or service to be within a reasonably narrow range. The Company also considers the class of customer, method of distribution, and the geographies into which its products and services are sold when determining VSOE. The Company typically has had VSOE for its products and services. If VSOE cannot be established, which may occur in instances when a product or service has not been sold separately, stand-alone sales are too infrequent, or product pricing is not within a narrow range, the Company attempts to establish the selling price based on third-party evidence of selling price (“TPE”). TPE is determined based on competitor prices for similar deliverables when sold separately. When the Company cannot determine VSOE or TPE, it uses ESP in its allocation of arrangement consideration. The objective of ESP is to determine the price at which the Company would typically transact a stand-alone sale of the product or service. ESP is determined by considering a number of factors including Company pricing policies, internal costs and gross margin objectives, method of distribution, information gathered from experience in customer negotiations, market research and information, recent technological trends, competitive landscape and geographies.

For those arrangements accounted for under the software revenue recognition rules, ASC 985-605 generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on their relative VSOE of fair value. If VSOE does not exist for a delivered element, the residual method is applied in which the arrangement consideration is allocated to the undelivered elements based on their VSOE with the remaining consideration recognized as revenue for the delivered elements. For multiple-element software arrangements where VSOE of fair value of Post-Contract Customer Support (“PCS”) has been established, the Company recognizes revenue using the residual method at the time all other revenue recognition criteria have been met.

As part of the Diagnostics reporting segment and as a result of the Gen-Probe, acquisition, the Company manufactures blood screening products according to demand schedules provided by its collaboration partner, Novartis Vaccines and Diagnostics, Inc. (“Novartis”). The Company’s agreement provides that it shares a portion of Novartis’s revenue from screening blood donations. Upon shipment to Novartis, the Company recognizes blood screening product sales at an agreed upon fixed transfer price, which is not refundable, and records the related cost of products sold. Based on the terms of the Company’s collaboration agreement with Novartis, the Company’s ultimate share of the net revenue from sales to the end user in excess of the transfer price revenues recognized is not known until it is reported to the Company by Novartis. On a monthly basis, Novartis reports net revenue generated during the prior month and remits an additional corresponding net payment to the Company, which is recorded as revenue at that time. This payment combined with the transfer price revenues previously recognized represents the Company’s ultimate share of net revenue under the agreement.

Within its Diagnostics business, and to a lesser extent, its GYN Surgical business, the Company provides its instrumentation (for example, the ThinPrep Processor, ThinPrep Imaging System, PANTHER and TIGRIS systems) and certain other hardware to customers without requiring them to purchase the equipment or enter into a lease. Instead, the Company recovers the cost of providing the instrumentation and equipment in the amount it charges for its diagnostic tests and assays and other disposables. Customers enter into a customer usage agreement, and the Company installs the equipment at customer sites and customers commit to purchasing minimum quantities of disposable products at a stated price over a defined contract term, which is typically between three and five years. Revenue is recognized over the term of the customer usage agreement as tests, assays and other disposable products are shipped. The depreciation costs associated with an instrument are charged to cost of product sales on a straight-line basis over the estimated life of the instrument. The costs to maintain these instruments in the field are charged to cost of product sales as incurred.

The Company sells its instruments to Novartis for use in blood screening and records these instrument sales upon delivery since Novartis is responsible for the placement, maintenance and repair of the units with its customers. The Company also sells instruments to its clinical diagnostics customers and records sales of these instruments upon delivery and customer acceptance. For certain customers with non-standard payment terms, instrument sales are recorded based upon expected cash collection. Prior to delivery, each instrument is tested to meet the Company’s specifications and the specifications of the United States Food and Drug Administration (“FDA”), and is shipped fully assembled. Customer acceptance of the Company’s clinical diagnostic instrument systems requires installation and training by the Company’s technical service personnel. Installation is a standard process consisting principally of uncrating, calibrating and testing the instrumentation.

Accounts Receivable and Reserves

The Company records reserves for doubtful accounts based upon a specific review of all outstanding invoices, known collection issues and historical experience. The Company regularly evaluates the collectability of its trade accounts receivables and performs ongoing credit evaluations of its customers and adjusts credit limits based upon payment history and its assessment of the customer’s current credit worthiness. These estimates are based on specific facts and circumstances of particular orders, analysis of credit memo data and other known factors.

Accounts receivable reserve activity for fiscal 2012, 2011 and 2010 is as follows:

	Balance at Beginning of Period	Charged to Costs and Expenses	Write- offs and Payments	Balance at End of Period
Period Ended:
September 29, 2012	$6,516	$3,270	$(3,390)	$6,396
September 24, 2011	$7,769	$1,614	$(2,867)	$6,516
September 25, 2010	$7,279	$1,895	$(1,405)	$7,769

Cost of Service and Other Revenues

Cost of service and other revenues primarily represents payroll and related costs associated with the Company’s professional services’ employees, consultants, infrastructure costs and overhead allocations, including depreciation and rent and materials consumed in providing the service.

Stock-Based Compensation

The Company accounts for share-based payments in accordance with ASC 718, Stock Compensation. As such, all share-based payments to employees, including grants of stock options and restricted stock units and shares issued under the Company’s employee stock purchase plan, are recognized in the Consolidated Statements of Operations based on their fair values on the date of grant.

Net Income (Loss) Per Share

Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding. Diluted net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares and the dilutive effect of potential future issuances of common stock from outstanding stock options, restricted stock units and convertible debt determined by applying the treasury stock method. In accordance with ASC 718, the assumed proceeds under the treasury stock method include the average unrecognized compensation expense of in-the-money stock options and restricted stock units. This results in the assumed buyback of additional shares, thereby reducing the dilutive impact of stock options.

The Company applies the provisions of ASC 260, Earnings Per Share, Subsection 10-45-44, to determine the diluted weighted average shares outstanding as it relates to its Convertible Notes, and due to the type of debt instrument issued, the Company applies the treasury stock method and not the if-converted method. The dilutive impact of the Company’s Convertible Notes is based on the difference between the Company’s current period average stock price and the conversion price of the Convertible Notes, provided there is a premium. Pursuant to this accounting standard, there is no dilution from the accreted principal of the Convertible Notes.

A calculation of net income (loss) per share and a reconciliation of basic and diluted share amounts for fiscal 2012, 2011, and 2010 is as follows:

	September 29, 2012	September 24, 2011	September 25, 2010
Numerator:
Net (loss) income	$(73,634)	$157,150	$(62,813)

Denominator:
Basic weighted average common shares outstanding	264,041	261,099	258,743
Weighted average common stock equivalents from assumed exercise of stock options and restricted stock units	—	3,206	—

Diluted weighted average common shares outstanding	264,041	264,305	258,743

Basic net (loss) income per common share	$(0.28)	$0.60	$(0.24)

Diluted net (loss) income per common share	$(0.28)	$0.59	$(0.24)

Weighted-average anti-dilutive shares related to:
Outstanding stock options	10,491	7,747	13,260
Restricted stock units	1,378	—	1,427

In those reporting periods in which the Company has reported net income, anti-dilutive shares generally are comprised of those stock options that either have an exercise price above the average stock price for the period or the stock options’ combined exercise price, average unrecognized stock compensation expense and assumed tax benefits upon exercise is greater than the average stock price for the period. In those reporting periods in which the Company has a net loss, anti-dilutive shares are comprised of the impact of those number of shares that would have been dilutive had the Company had net income plus the number of common stock equivalents that would be anti-dilutive had the company had net income.

Product Warranties

The Company generally offers a one-year warranty for its products. The Company provides for the estimated cost of product warranties at the time product revenue is recognized. Factors that affect the Company’s warranty reserves include the number of units sold, historical and anticipated rates of warranty repairs and the cost per repair. The Company periodically assesses the adequacy of the warranty reserve and adjusts the amount as necessary.

Product warranty activity for fiscal 2012 and 2011 is as follows:

	Balance at Beginning of Period	Provisions	Acquired	Settlements/ adjustments	Balance at End of Period
Period ended:
September 29, 2012	$4,448	$9,535	$230	$(8,034)	$6,179
September 24, 2011	$2,830	$5,535	$657	$(4,574)	$4,448

Advertising Costs

Advertising costs are charged to operations as incurred. The Company does not have any direct-response advertising. Advertising costs, which include trade shows and conventions, were approximately $29.8 million, $29.0 million and $15.3 million for fiscal 2012, 2011 and 2010, respectively, and were included in selling and marketing expense in the Consolidated Statements of Operations.

Recently Issued Accounting Pronouncements

Disclosures about Offsetting Assets and Liabilities

In December 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2011-11, Disclosures about Offsetting Assets and Liabilities. ASU 2011-11 amended ASC 210, Balance Sheet, to converge the presentation of offsetting assets and liabilities between U.S. GAAP and IFRS. ASU 2011-11 requires that entities disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. ASU 2011-11 is effective for fiscal years, and interim periods within those years, beginning after January 1, 2013, which is the Company’s fiscal year 2014. The Company is currently evaluating the impact of the adoption of ASU 2011-11 on its consolidated financial statements.

Presentation of Comprehensive Income

In June 2011, the FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income, which requires an entity to present total comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. ASU 2011-05 does not change any of the components of comprehensive income, but it eliminates the option to present the components of other comprehensive income as part of the statement of stockholders equity. ASU 2011-05 is effective for the Company in the first quarter of fiscal 2013 and should be applied retrospectively. The Company elected to early-adopt ASU 2011-05 in fiscal 2012 and has provided a separate statement of comprehensive income (loss) in its consolidated financial statements.

In December 2011, the FASB issued ASU 2011-12, deferring certain provisions of ASU 2011-05. One of the provisions of ASU 2011-05 required entities to present reclassification adjustments out of accumulated other comprehensive income (loss) by component in both the statement in which net income is presented and the statement in which other comprehensive income (loss) is presented (for both interim and annual financial statements). This requirement is indefinitely deferred by ASU 2011-12 and will be further deliberated by the FASB at a future date. The effective date of ASU 2011-12 is the same as that for the unaffected provisions of ASU 2011-05.

Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements

In May 2011, the FASB issued ASU No. 2011-04—Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, to provide a consistent definition of fair value and ensure that the fair value measurement and disclosure requirements are similar between U.S. GAAP and International Financial Reporting Standards. ASU 2011-04 changes certain fair value measurement principles and enhances the disclosure requirements particularly for level 3 fair value measurements. ASU 2011-04 was effective for the Company in its second quarter of fiscal 2012 and should be applied prospectively. The adoption of ASU 2011-04 did not have a material impact on the Company’s consolidated financial statements.

Business Combinations

In December 2010, the FASB issued ASU No. 2010-29, Business Combinations (Topic 805)—Disclosure of Supplementary Pro Forma Information for Business Combinations. ASU 2010-29 requires a public entity to disclose revenue and earnings of the combined entity as though the business combination that occurred during the current year had occurred as of the beginning of the prior year. It also requires a description of the nature and amount of material, nonrecurring adjustments directly attributable to the business combination included in the reported revenue and earnings. The new disclosure was effective for the Company’s first quarter of fiscal 2012 and did not have a material impact on the Company’s consolidated financial statements.

Intangibles—Goodwill and Other

In December 2010, the FASB issued ASU 2010-28, Intangibles—Goodwill and Other (Topic 350). ASU 2010-28 modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. ASU 2010-28 is effective for the Company in fiscal 2012. The adoption of ASU 2010-28 is not expected to have a material impact on the Company’s consolidated financial statements.

In September 2011, the FASB issued ASU No. 2011-08, Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment. ASU 2011-08 allows entities to first assess qualitatively whether it is necessary to perform the two-step goodwill impairment test. If an entity believes, as a result of its qualitative assessment, that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the quantitative two-step impairment test is required; otherwise, no further testing is required. ASU 2011-08 is effective for the Company beginning in fiscal 2013, although early adoption is permitted. The Company does not believe that ASU 2011-08 will have a material impact on its consolidated financial statements.

3.	Business Combinations

Fiscal 2012 Acquisition:

Gen-Probe, Inc.

On August 1, 2012, the Company completed the acquisition of Gen-Probe and acquired all of the outstanding shares of Gen-Probe. Pursuant to the merger agreement, each share of common stock outstanding immediately prior to the effective time of the acquisition was cancelled and converted into the right to receive $82.75 in cash. In addition, all outstanding restricted shares, restricted stock units, performance shares, and those stock options granted prior to February 8, 2012 were cancelled and converted into the right to receive $82.75 per share in cash less the applicable exercise price, as applicable. Stock options granted after February 8, 2012 were converted into stock options to acquire shares of Hologic common stock determined by a conversion formula defined in the merger agreement. The Company paid the Gen-Probe shareholders $3.8 billion and $169.0 million to equity award holders. The Company funded the acquisition using available cash and financing consisting of senior secured credit facilities and Senior Notes (see Note 5 for further discussion) resulting in aggregate proceeds of $3.48 billion, excluding financing fees to the underwriters. The Company incurred approximately $34.3 million of direct transaction costs recorded within general and administrative expenses.

Gen-Probe, headquartered in San Diego, California, is a leader in molecular diagnostics products and services that are used primarily to diagnose human diseases, screen donated human blood, and test transplant compatibility. The Company expects this acquisition to enhance its molecular diagnostics franchise and to complement its existing portfolio of diagnostics products. Gen-Probe’s results of operations are reported within the Company’s Diagnostics reportable segment from the date of acquisition.

The purchase price consideration was as follows:

Cash paid	$3,967,866
Deferred payment	1,655
Fair value of stock options exchanged	2,655

Total purchase price	$3,972,176

The fair value of stock options exchanged recorded as purchase price represents the fair value of the Gen-Probe options converted into the Company’s stock options attributable to pre-combination services pursuant to ASC 805, Business Combinations. The remainder of the fair value of these options of $23.2 million will be recognized as stock-based compensation expense over the remaining vesting period, which is approximately 3.5 years. The Company estimated the fair value of the stock options using a binomial valuation model with the following weighted average assumptions: risk free rate of 0.41%, expected volatility of 39.9%, expected life of 3.6 years and dividend of 0.0%. The weighted average fair value of stock options granted is $7.07 per share.

The preliminary allocation of the purchase price is based on estimates of the fair value of assets acquired and liabilities assumed as of August 1, 2012. The Company is continuing to obtain information to complete its valuation of intangible assets, as well as to determine the acquired assets and liabilities, including tax assets and liabilities. The components of the preliminary purchase price allocation are as follows:

Cash	$205,463
Accounts receivable	80,301
Inventory	153,416
Property, plant and equipment	274,095
Other assets	191,868
Assets held-for-sale, net	87,465
Accounts payable	(19,671)
Accrued expenses	(131,102)
Other liabilities	(19,255)
Identifiable intangible assets:
Developed technology	1,565,000
In-process research and development	227,000
Customer contract	585,000
Trade names	97,000
Deferred income taxes, net	(976,950)
Goodwill	1,652,546

Purchase Price	$3,972,176

The purchase price has been allocated to the acquired assets and liabilities based on management’s estimate of their fair values. Certain of Gen-Probe’s assets have been designated as assets held-for-sale and have been recorded at fair value less the estimated cost to sell such assets. These represent non-core assets to the Company’s business plan and are expected to be sold within one year of the acquisition. Assets and liabilities held for sale are reflected separately in the Company’s Consolidated Balance Sheet. The following represents the components of the asset groups classified as held-for-sale as of September 29, 2012:

Assets:
Cash	$2,563
Accounts receivable	8,520
Inventory	15,680
Property, plant and equipment	13,259
Other assets	3,083
Intangible assets and goodwill	51,398

Total assets held-for-sale	$94,503

Liabilities:
Accrued liabilities	(7,622)

Net assets held-for-sale	$86,881

As part of the preliminary purchase price allocation, the Company has determined the identifiable intangible assets are developed technology, in-process research and development (“IPR&D”), customer contracts, and trade names. The fair value of the intangible assets has been estimated using the income approach and the cash flow projections were discounted using rates ranging from 10% to 12%. The cash flows are based on estimates used to price the transaction, and the discount rates applied were benchmarked with reference to the implied rate of return from the transaction model and the weighted average cost of capital.

The developed technology assets are comprised of know-how, patents and technologies embedded in Gen-Probe’s products and relate to currently marketed products and related instrument automation. In valuing the developed technology assets consideration was only given to products that have received regulatory approval. The developed technology assets primarily comprise the significant product families used in diagnostic testing, and the majority of fair value relates to the APTIMA family of assays for testing of certain sexually transmitted diseases and microbial infectious diseases and the PROCLEIX family of assays for blood screening. The Company applied the Excess Earnings Method under the income approach to fair value the developed technology assets excluding the PROCLEIX technology asset. The Company applied the Relief-from-Royalty Method to fair value this asset.

IPR&D projects relate to in-process projects that have not reached technological feasibility as of the acquisition date and have no alternative future use. The primary basis for determining technological feasibility of these projects is obtaining regulatory approval to market the underlying product, which primarily pertains to receiving approval to perform certain diagnostic testing on Gen-Probe’s instrumentation, such as the PANTHER and TIGRIS systems. The Company recorded $227.0 million of IPR&D related to 6 projects. One project, valued at $7.0 million received FDA approval in October 2012, and amortization over the estimated useful life will begin in the first quarter of fiscal 2013. The other projects are expected to be completed within the next 3 months to 45 months with a total cost of approximately $54.2 million to complete such projects. Given the uncertainties inherent with product development and introduction, there can be no assurance that any of the Company’s product development efforts will be successful, completed on a timely basis or within budget, if at all. All of the IPR&D assets were valued using the multiple-period excess earnings method approach using a discount rate of 12.0%.

The customer contract intangible asset pertains to Gen-Probe’s relationship with Novartis, and the Company used the Excess Earnings Method to estimate the fair value of this asset. Trade names relate to the Gen-Probe corporate name and the primary product names, and the Company used the Relief-from-Royalty Method to estimate the fair value of this asset.

Developed technology, customer contract and trade names are being amortized on a straight-line basis over a weighted average period of 12.5 years, 13.0 years and 11.0 years, respectively.

The Company estimated the fair value of property, plant and equipment using a combination of the cost and market approaches, depending on the component. The Company applied the cost approach as the primary method in estimating the fair value of land and buildings. In total, the fair value adjustment to increase the carrying amount of property, plant and equipment was $107.9 million, of which $70.6 million related to land and buildings.

The excess of the purchase price over the estimated fair value of the tangible net assets and intangible assets acquired was recorded to goodwill. The factors contributing to the recognition of the amount of goodwill are based on several strategic and synergistic benefits that are expected to be realized from the Gen-Probe acquisition. These benefits include the expectation that the combined company’s complementary products in the molecular diagnostics market with Gen-Probe’s fully automated product franchise will significantly broaden the Company’s offering in women’s health and diagnostics. The combined company should benefit from a broader global presence and with Hologic’s direct sales force and marketing in Europe and its investment in China distribution, the growth prospects of Gen-Probe’s products are expected to be enhanced significantly. The combined company anticipates significant cross-selling opportunities within the diagnostics market through Hologic’s larger channel coverage and physician sales team. None of the goodwill is expected to be deductible for income tax purposes.

Gen-Probe’s revenue and pre-tax loss for the period from the acquisition date to September 29, 2012 were $89.5 million and $47.7 million, respectively. The following unaudited pro forma information presents the combined financial results for the Company and Gen-Probe as if the acquisition of Gen-Probe had been completed at the beginning of the prior fiscal year, September 26, 2010:

	Year Ended September 29, 2012	Year Ended September 24, 2011

Revenue	$2,526,336	$2,310,384
Net loss	$(164,539)	$(127,240)
Basic and diluted net loss per common share	$(0.62)	$(0.49)

The unaudited pro forma information for fiscal 2012 and 2011 was calculated after applying the Company’s accounting policies and the impact of acquisition date fair value adjustments. Fiscal 2012 unaudited pro forma net loss was adjusted to exclude acquisition-related transaction costs and restructuring costs solely related to the consolidation of the Diagnostics business. These expenses have been added to fiscal 2011 unaudited pro forma net loss. In addition, the fiscal year 2012 unaudited pro forma net loss was adjusted to exclude nonrecurring expenses related to the fair value adjustments associated with the acquisition of Gen-Probe that were recorded by the Company. The fiscal year 2011 pro forma net loss was adjusted to include these acquisition-related transaction costs and expenses related to the fair value adjustments. These pro forma condensed consolidated financial results have been prepared for comparative purposes only and include certain adjustments to reflect pro forma results of operations as if the acquisition occurred on September 26, 2010, such as fair value adjustment to inventory, accounts receivable, and property, plant and equipment, increased expenses for restructuring charges and retention costs, increased interest expense on debt obtained to finance the transaction, lower investment income and increased amortization for the fair value of acquired intangible assets. The pro forma information does not reflect the effect of costs, other than restructuring and retention, or synergies that would have been expected to result from the integration of the acquisition. The pro forma information does not purport to be indicative of the results of operations that actually would have resulted had the combination occurred at the beginning of each period presented, or of future results of the consolidated entities.

Fiscal 2011 Acquisitions:

TCT International Co., Ltd.

On June 1, 2011, the Company completed the acquisition of 100% of the equity interest in TCT International Co., Ltd. (“TCT”) and subsidiaries, a privately-held distributor of medical products, including the Company’s ThinPrep Pap Test, related instruments and other diagnostic and surgical products. TCT’s operating subsidiaries are located in Beijing, China. The Company’s acquisition of TCT has enabled it to obtain an established nationwide sales organization and customer support infrastructure in China, which is consistent with the Company’s international expansion strategy. TCT has been integrated within the Company’s international operations, and its results are primarily reported within the Company’s Diagnostics reporting segment and to a lesser extent within the Company’s GYN Surgical reporting segment from the date of acquisition. The Company concluded that the acquisition of TCT did not represent a material business combination, and therefore, no pro forma financial information has been provided herein.

The purchase price of $148.4 million was comprised of $135.0 million in cash, of which $100.0 million was paid up-front and $35.0 million plus a working capital adjustment $13.2 million, was deferred for one year. In addition, $0.9 million was paid in the first quarter of fiscal 2012 for additional assets acquired. The deferred payment was recorded on a present value basis of $47.5 million in purchase accounting to reflect fair value, and such payment was being accreted through interest expense over the one year deferral period. The $35.0 million and a portion of the working capital adjustment of $8.5 million were paid in the fourth quarter of fiscal 2012. As agreed to by the parties, the remainder is due after the completion of fiscal 2013. In addition, the majority of the former shareholders of TCT may receive two annual contingent earn-out payments (subject to adjustment) not to exceed $200.0 million less the deferred payment. The contingent earn-out payments are based on a multiple of incremental revenue growth for the one year periods beginning January 1, 2011 and January 1, 2012 as compared to the respective prior year periods, and are payable after the first and second anniversaries from the date of acquisition, respectively. Since these payments are contingent on future employment, they are being recognized as compensation expense ratably over the required service periods, the first and second year anniversaries from the date of acquisition. Based on actual and projected revenues for the TCT business, the Company recorded compensation expense of $75.5 million and $17.6 million in fiscal 2012 and 2011, respectively. In the third quarter of fiscal 2012, the first measurement period was completed, and the Company paid the earned contingent consideration of $54.0 million in the fourth quarter of fiscal 2012. As of September 29, 2012, the Company has accrued $39.1 million for the second contingent earn-out payment.

The Company did not issue any equity awards in connection with this acquisition, and third-party transaction costs were not significant.

The allocation of the purchase price was based on estimates of the fair value of assets acquired and liabilities assumed as of June 1, 2011. The components of the purchase price allocation consisted of the following:

Cash	$27,961
Accounts receivable	17,811
Inventory	5,301
Property and equipment	4,710
Other tangible assets	1,082
Accrued taxes	(14,874)
Accounts payable and accrued expenses	(6,641)
Customer relationships	45,780
Business licenses	2,500
Trade names	2,110
Deferred taxes, net	(12,473)
Goodwill	75,161

Purchase Price	$148,428

In connection with the purchase price allocation, the Company determined that the separately identifiable intangible assets were customer relationships, business licenses, and trade names related to the TCT company name. The fair value of the intangible assets was determined through the application of the income approach, and the cash flow projections were discounted at 12.5%. Customer relationships relate to relationships that TCT’s founders and sales force have developed with obstetricians, gynecologists, hospitals, and clinical laboratories. Customer relationships, business licenses and trade names are being amortized over a weighted average period of 12.7 years, 10 years and 12 years, respectively. The excess of the purchase price over the fair value of the tangible net assets and intangible assets acquired was recorded to goodwill. The goodwill recognized is attributable to the established sales and distribution network of TCT and expected synergies that the Company will realize from this acquisition. None of the goodwill is expected to be deductible for income tax purposes.

Interlace Medical, Inc.

On January 6, 2011, the Company consummated the acquisition of 100% of the equity interest in Interlace, a privately-held company located in Framingham, Massachusetts. Interlace is the developer, manufacturer and supplier of the MyoSure hysteroscopic tissue removal system (“MyoSure”). The MyoSure system is a tissue removal device that is designed to provide incision-less removal of fibroids and polyps within the uterus. Interlace’s operations are reported within the Company’s GYN Surgical reporting segment from the date of acquisition. The Company believes that MyoSure is a complementary product to its existing surgical product portfolio. The Company concluded that the acquisition of Interlace did not represent a material business combination, and therefore, no pro forma financial information has been provided herein.

The purchase price was comprised of $126.8 million in cash (“Initial Consideration”), which was net of certain adjustments, plus two annual contingent payments up to a maximum of an additional $225.0 million in cash. In addition to the Initial Consideration, $2.1 million was paid to certain employees upon the completion of three and six months of service from the date of acquisition. Since these payments were contingent on future employment, they were recognized as compensation expense in fiscal 2011. The purchase agreement includes an indemnification provision that provides for the reimbursement of a portion of legal expenses in defense of the Interlace intellectual property. The Company has the right to collect certain amounts set aside in escrow from the Initial Consideration and, as applicable, offset contingent consideration payments of qualifying legal costs.

The contingent payments are based on a multiple of incremental revenue growth during a two-year period following the completion of the acquisition. Pursuant to ASC 805, Business Combinations, the Company recorded its estimate of the fair value of the contingent consideration liability based on future revenue projections of the Interlace business under various potential scenarios and weighted probability assumptions of these outcomes. As of the date of acquisition, these cash flow projections were discounted using a rate of 15.6%. The discount rate is based on the weighted-average cost of capital of the acquired business plus a credit risk premium for non-performance risk related to the liability pursuant to ASC 820. This analysis resulted in an initial contingent consideration liability of $86.6 million, which is adjusted periodically as a component of operating expenses based on changes in fair value of the liability due to the accretion of the liability for the time value of money and changes in the assumptions pertaining to the achievement of the defined revenue growth milestones. This fair value measurement was based on significant inputs not observable in the market and thus represented a Level 3 measurement as defined in ASC 820, Fair Value Measurements and Disclosures. This fair value measurement is directly impacted by the Company’s estimate of future incremental revenue growth of the business. Accordingly, if actual revenue growth is higher or lower than the estimates within the fair value measurement, the Company would record additional charges or benefits, respectively, as appropriate. The Company recorded charges of $41.8 million in fiscal 2012 due to an increase in revenue estimates for Interlace and $6.3 million in fiscal 2011 for accretion to record the contingent consideration liability at fair value. The fair value of the contingent consideration for the first measurement period was $51.8 million. This payment was disbursed during the second quarter of fiscal 2012 of which $47.6 million is reflected in the Consolidated Statements of Cash Flows as cash used in financing activities, representing the liability recognized at fair value for the first measurement period as of the acquisition date. The remainder, which is related to changes in the fair value of the liability, is reflected within cash provided by operating activities. As of September 29, 2012, the Company has accrued $83.0 million for the second measurement period contingent payment.

The Company did not issue any equity awards in connection with this acquisition, and third-party transaction costs were not significant.

The purchase price consideration was as follows:

Cash	$126,798
Contingent consideration	86,600

Total purchase price	$213,398

The allocation of the purchase price was based on estimates of the fair value of assets acquired and liabilities assumed as of January 6, 2011. The components of the purchase price allocation consisted of the following:

Cash	$9,070
Inventory, including fair value adjustments	1,795
Other tangible assets	1,291
Accounts payable and accrued expenses	(1,988)
Developed technology	158,741
Trade names	1,750
Deferred taxes, net	(45,342)
Goodwill	88,081

Purchase Price	$213,398

As part of the purchase price allocation, the Company determined that the separately identifiable intangible assets were developed technology and trade names related to the MyoSure product name. The fair value of the intangible assets was determined through the application of the income approach, and the cash flow projections were discounted at 12.7%. Developed technology represented currently marketable Interlace products that the Company will continue to sell and utilize to enhance and incorporate into the Company’s existing products. In determining the fair value of developed technology, consideration was only given to products that had been approved by the FDA. Based on the early stage of other projects and an insignificant allocation of resources to those projects, the Company concluded that there were no in-process projects of a material nature. Developed technology and trade names are being amortized over 15 years and 13 years, respectively. The excess of the purchase price over the fair value of the tangible net assets and intangible assets acquired was recorded to goodwill. The goodwill recognized is attributable to expected synergies that the Company will realize from this acquisition. None of the goodwill is expected to be deductible for income tax purposes.

Beijing Healthcome Technology Company, Ltd.

On July 19, 2011, the Company completed its acquisition of 100% of the equity in Beijing Healthcome Technology Company, Ltd. (“Healthcome”), a privately-held manufacturer of medical equipment, including mammography equipment, located in Beijing, China. Healthcome manufactured analog mammography products targeted to lower tier hospital segments in China. Additionally, Healthcome had been collaborating with the Company’s research and development team to integrate its selenium detector technology into the Healthcome mammography platform. On December 21, 2011, the Company received SFDA approval in China for its Serenity digital mammography system. This acquisition provides the Company with manufacturing capability in China and additional access to the Chinese markets. The purchase price was $8.8 million in cash, which is net of a working capital adjustment. The Company concluded that the acquisition of Healthcome did not represent a material business combination, and therefore, no pro forma financial information has been provided herein. The Company was obligated to make future payments to the shareholders, who remain employed, up to an additional $7.1 million over three years. Since these payments were contingent on future employment, they were being recognized as compensation expense ratably over the respective service periods. In the fourth quarter of fiscal 2012, the Company and former shareholders agreed that the former shareholders would terminate their employment. The Company agreed to pay the majority of the contingent consideration in accordance with the original payment terms. As a result, the Company accelerated the unearned compensation in the fourth quarter of fiscal 2012. The Company recorded compensation expense of $5.6 million and $0.3 million in fiscal 2012 and 2011, respectively. Healthcome’s operations are reported within the Company’s Breast Health reporting segment from the date of acquisition.

As part of the purchase price allocation, the Company determined that the separately identifiable intangible assets were developed technology of $3.3 million, in-process research and development of $0.9 million, and trade names of $0.2 million. The in-process research and development project was completed in the first quarter of fiscal 2012. The Company is continuing to obtain information pertaining to certain acquired assets and liabilities, including tax assets and liabilities. The fair value of the intangible assets was determined through the application of the income approach, and the cash flow projections were discounted using rates ranging from 27% to 30%. Developed technology and trade names are being amortized over their useful lives of 13 and 7 years, respectively. The excess of the purchase price over the fair value of the tangible net assets and intangible assets acquired of $6.4 million was recorded to goodwill. The goodwill recognized is attributable to expected synergies that the Company will realize from this acquisition. None of the goodwill is expected to be deductible for income tax purposes.

Fiscal 2010 Acquisition:

Sentinelle Medical Inc.

On August 5, 2010, the Company completed its acquisition of 100% of the equity interests in Sentinelle Medical Inc. (“Sentinelle Medical”), a privately-held company located in Toronto, Canada, pursuant to a definitive agreement dated July 6, 2010. Sentinelle Medical develops, manufactures and markets magnetic resonance imaging (“MRI”) breast coils, tables and visualization software. Sentinelle Medical is dedicated to developing advanced imaging technologies used in high-field strength MRI systems. Sentinelle Medical’s products enhanced and broadened the Company’s portfolio of product offerings in the areas of breast cancer detection and intervention. Sentinelle Medical’s operations are reported within the Company’s Breast Health reporting segment from the date of acquisition. The Company concluded that the acquisition of Sentinelle Medical did not represent a material business combination, and therefore, no pro forma financial information has been provided herein.

The purchase price was comprised of an $84.8 million cash payment, which was net of certain adjustments, plus three contingent payments up to a maximum of an additional $250.0 million in cash. The contingent payments are based on a multiple of incremental revenue growth during the two-year period following the completion of the acquisition as follows: six months after acquisition, 12 months after acquisition, and 24 months after acquisition. Pursuant to ASC 805, the Company recorded its estimate of the fair value of the contingent consideration liability based on future revenue projections of the Sentinelle Medical business under various potential scenarios and weighted probability assumptions of these outcomes. As of the date of acquisition, these cash flow projections were discounted using a rate of 16.5%. The discount rate is based on the weighted-average cost of capital of the acquired business plus a credit risk premium for non-performance risk related to the liability pursuant to ASC 820. This analysis resulted in an initial contingent consideration liability of $29.5 million, which is adjusted periodically as a component of operating expenses based on changes in fair value of the liability due to the accretion of the liability for the time value of money and changes in the assumptions pertaining to the achievement of the defined revenue growth milestones. This fair value measurement was based on significant inputs not observable in the market and thus represented a Level 3 measurement as defined in ASC 820. This fair value measurement is directly impacted by the Company’s estimate of future incremental revenue growth of the business. Accordingly, if actual revenue growth is higher or lower than the estimates within the fair value measurement, the Company would record additional charges or benefits, respectively, as appropriate.

Each quarter, the Company re-evaluates its assumptions, including the revenue and probability assumptions for future earn-out periods, which has resulted in lower revenue projections. As a result of these adjustments, which were partially offset by the accretion of the liability, and using a current discount rate of approximately 17.0%, the Company recorded a reversal of expense of $14.3 million in fiscal 2011 to record the contingent consideration liability at fair value. The first two earn-out periods have lapsed, and the Company made payments of $4.1 million and $4.3 million in fiscal 2012 and 2011, respectively. In fiscal 2012, as a result of lower revenues than initially projected for the remaining measurement period, the Company recorded a net benefit of $3.4 million. At September 29, 2012, the Company has accrued $3.4 million for the last measurement period contingent payment.

The Company did not issue any equity awards in connection with this acquisition and third-party transaction costs were not significant.

The purchase price was as follows:

Cash	$84,751
Contingent consideration	29,500

Total purchase price	$114,251

The allocation of the purchase price was based on estimates of the fair value of assets acquired and liabilities assumed as of August 5, 2010. The components and allocation of the purchase price consisted of the following:

Cash	$429
Inventory, including fair value adjustments	9,899
Other tangible assets	7,247
Accounts payable and accrued expenses	(6,304)
Deferred revenue, including fair value adjustments	(2,056)
Developed technology	60,900
In-process research and development	4,800
Trade names	1,600
Non-compete agreements	300
Deferred taxes, net	(11,181)
Goodwill	48,617

Purchase Price	$114,251

As part of the purchase price allocation, the Company determined that the separately identifiable intangible assets were developed technology, in-process research and development, trade names and non-compete agreements. The fair value of the intangible assets was determined through the application of the income approach, and the cash flow projections were discounted using rates of 15.0% to 16.0%. Developed technology represented currently marketable purchased products that the Company will continue to sell as well as utilize to enhance and incorporate into the Company’s existing products. In determining the allocation of the purchase price to existing technology, consideration was only given to products that had been approved by the FDA. The trade names related to both the Sentinelle Medical name and certain product names.

The amount allocated to acquired in-process research and development represented the estimated fair value of in-process projects based on risk-adjusted cash flows utilizing a discount rate of 17.0%. These in-process projects had not yet reached technological feasibility and had no future alternative uses as of the date of the acquisition. The primary basis for determining the technological feasibility of these projects was obtaining regulatory approval to market the underlying products. The Company received FDA approval for both projects during fiscal 2011 and began to amortize them over their estimated useful lives.

The developed technology assets are being amortized over a weighted average life of approximately 19 years, and trade names are being amortized over a weighted average life of approximately 9 years. Non-compete agreements are being amortized over 3 years.

The excess of the purchase price over the fair value of the tangible net assets and intangible assets acquired was recorded to goodwill. The goodwill recognized is attributable to expected synergies that the Company will realize from this acquisition. None of the goodwill is expected to be deductible for income tax purposes.

4.	Restructuring and Divestiture Charges

In addition to monitoring the global macro-economic environment and impact on its businesses and products, the Company also evaluates its operations for opportunities to improve operational effectiveness and efficiency and to better align expenses with revenues. As a result of these assessments, the Company has undertaken various restructuring actions. These actions are described below. The following table displays charges taken related to restructuring actions in fiscal 2012 and a rollforward of the charges to the accrued balances at September 29, 2012. Such initiatives were not significant in fiscal 2011 and 2010.

Statement of Operations	Abandonment of Adiana Product Line	Consolidation of Diagnostics Operations	Closure of Indianapolis Facility	Other Operating Cost Reductions	Total

Non-cash impairment charge	$16,316	$585	$—	$—	$16,901
Purchase orders and other contractual obligations	3,099	—	—	—	3,099
Workforce reductions	128	14,202	879	40	15,249
Facility closure costs	—	—	—	430	430
Other	—	—	900	—	900

Total charges	$19,543	$14,787	$1,779	$470	$36,579

Recorded to cost of product sales	$19,064	$—	$—	$—	$19,064

Recorded to restructuring	$479	$14,787	$1,779	$470	$17,515

Rollforward of Accrued Restructuring

Total charges	$19,543	$14,787	$1,779	$470	$36,579
Non-cash impairment charges	(16,316)	(585)	—	—	(16,901)
Stock compensation	—	(3,500)	—	—	(3,500)
Severance payments	(128)	(2,423)	—	(78)	(2,629)
Purchase orders and other contractual obligations payments	(2,572)	—	—	—	(2,572)
Other payments	—	—	—	(430)	(430)
Acquired	—	83	—	—	83
Foreign exchange and other adjustments	—	22	—	91	113

Balance at September 29, 2012	$527	$8,384	$1,779	$53	$10,743

Abandonment of Adiana Product Line

At the end of the second quarter of fiscal 2012, the Company decided to cease manufacturing, marketing and selling its Adiana system, which was a product line within the Company’s GYN Surgical reporting segment. Management determined that the product was not financially viable and would not become so in the foreseeable future. In addition, the Company settled its intellectual property litigation regarding the Adiana system with Conceptus as discussed in Note 13. As a result, in the second quarter of fiscal 2012, the Company recorded a charge of $18.3 million and recorded additional adjustments in fiscal 2012 resulting in an aggregate charge of $19.5 million. Of the total charge, $19.1 million was recorded within cost of product sales and $0.4 million was recorded in restructuring. The amount recorded in cost of product sales comprised impairment charges of $9.9 million to record inventory at its net realizable value, $6.5 million to write down certain manufacturing equipment and equipment placed at customer sites to its fair value that had no further utility, and $2.7 million for outstanding contractual purchase orders of raw materials and components that will not be utilized and other contractual obligations. In connection with this action, the Company terminated certain manufacturing and other personnel primarily at its Costa Rica location, resulting in severance charges of $0.1 million, and incurred other contractual charges of $0.3 million. All identified employees were terminated and paid as of September 29, 2012.

Consolidation of Diagnostics Operations

In connection with its acquisition of Gen-Probe, the Company implemented restructuring actions to consolidate its Diagnostics business, such as streamlining product development initiatives, reducing overlapping functional areas such as sales, marketing and general and administrative functions, and consolidation of manufacturing resources, field services and support. As a result, the Company terminated certain employees from Gen-Probe and its legacy diagnostics business in research and development, sales, marketing, and general and administrative functions. The Company recorded severance and benefit charges of $13.3 million related to this action pursuant to ASC 420, Exit or Disposal Cost Obligations. The majority of these employees ceased working in the fourth quarter of fiscal 2012 and their full severance charge was recorded in the fourth quarter of fiscal 2012. In addition, certain of the terminated Gen-Probe employees had unvested stock options and their vesting terms were accelerated as a result of termination. As such, the severance charges include $3.5 million of stock-based compensation expense. The Company expects to record an additional $1.1 million for severance in fiscal 2013.

In addition, the Company will move its legacy molecular diagnostics operations from Madison, Wisconsin to San Diego, California. This transfer is expected to be finalized by the end of calendar 2014 and the majority of employees in Madison will be terminated in fiscal 2013 and 2014. The Company is recording severance and benefit charges pursuant to ASC 420 and estimates the total severance and benefits charge to be approximately $6.4 million, which will be recorded ratably over the estimated service period of the affected employees. The Company recorded $0.9 million in fiscal 2012. The Company has also recorded non-cash charges of $0.6 million as a result of exiting certain research projects. Additional charges, which are not expected to be significant, will be recorded as the manufacturing operation is transferred and the facility is closed down. These charges will be recorded as they are incurred.

Closure of Indianapolis Facility

In the fourth quarter of fiscal 2012, the Company finalized its decision to transfer production of its interventional breast products, which are included within the Breast Health reporting segment, from its Indianapolis facility to its facility in Costa Rica. The transfer is expected to be completed in the first half of calendar 2014 and all employees at that location will be terminated. The Company is recording severance and benefit charges pursuant to ASC 420 and estimates the total severance and benefits charge to be approximately $7.0 million, which will be recorded ratably over the estimated service period of the affected employees. The Company recorded $0.9 million of severance benefits in fiscal 2012. In addition, the Company recorded $0.9 million for amounts owed to the state of Indiana for employment credits. Additional charges, which are not expected to be significant, will be recorded as the manufacturing operation is transferred and the facility is closed down. These charges will be recorded as they are incurred.

Consolidation of Selenium Panel Coating Production

During the third quarter of fiscal 2012, the Company finalized its decision to consolidate its Selenium panel coating process and transfer the production line to its Newark, Delaware facility from its Hitec-Imaging German subsidiary. This production line is included within the Breast Health segment. The transfer is expected to be completed in the second half of fiscal 2013. In connection with this consolidation plan, the Company expects to terminate certain employees, primarily manufacturing personnel. Severance charges will be recorded pursuant to ASC 420 because the severance benefits qualify as one-time employee termination benefits, which are currently being negotiated between the Company and the local works council on behalf of the employees. Since the benefit amount is not determinable nor has any severance benefit been communicated to the affected employees, no charge has been recorded as of September 29, 2012. Employees must continue to be employed by the Company until their employment is involuntarily terminated in order to receive the severance benefit. As such, the severance benefit will be recognized ratably over the required service period once the individual severance benefits are known and communicated to the employees. The Company expects to incur between $1.2 million and $1.4 million for severance charges.

Other Operating Cost Reductions

During the second quarter of fiscal 2012, the Company abandoned certain lease space and recorded charges of $0.4 million to terminate the leases and write-off related leasehold improvements that have no further utility. The obligation to the landlord was paid in the third quarter of fiscal 2012. During the fourth quarter of fiscal 2012, the Company terminated the employment of certain individuals and recorded a severance and benefits charge of $0.1 million, which was partially offset by the reversal of severance charges recorded in fiscal 2011.

Fiscal 2011 and 2010 Charges

In the fourth quarter of fiscal 2011, the Company terminated the employment of certain individuals and recorded a severance and benefits charge of $0.3 million, all of which was unpaid as of September 24, 2011. In addition, in the fourth quarter of fiscal 2011, the Company sold a minor non-core product line for $1.1 million resulting in a net gain of $0.4 million.

In the fourth quarter of fiscal 2010, the Company terminated the employment of certain employees in connection with completing the Sentinelle Medical acquisition. As a result, the Company recorded a severance and benefits charge of $0.9 million. In addition, during fiscal 2010, the Company recorded additional charges of $0.7 million in connection with closing and sale of its organic photoconductor drum coatings manufacturing facility in Shanghai, China.

5.	Borrowings and Credit Arrangements

The Company had total debt with a carrying value of $5.04 billion and $1.49 billion at September 29, 2012 and September 24, 2011, respectively. The Company’s borrowings consisted of the following at September 29, 2012 and September 24, 2011:

	2012	2011
Current debt obligations, net of debt discount:
Term Loan A	$49,582	$—
Term Loan B	14,853	—

Total current debt obligations	64,435	—

Long-term debt obligations, net of debt discount:
Term Loan A	942,065	—
Term Loan B	1,470,454	—
Senior Notes	1,000,000	—

	3,412,519	—
Convertible Notes (principal of $1,725,000)	1,558,660	1,488,580

Total long-term debt obligations	4,971,179	1,488,580

Total debt obligations	$5,035,614	$1,488,580

The debt maturity schedule for the components of the Company’s obligations as of September 29, 2012 is as follows:

	2013	2014	2015	2016	2017	2018 and Thereafter	Total

Term Loan A	$50,000	$50,000	$100,000	$200,000	$600,000	$—	$1,000,000
Term Loan B	15,000	15,000	15,000	15,000	15,000	1,425,000	1,500,000
Senior Notes	—	—	—	—	—	1,000,000	1,000,000
Convertible Notes (1)	—	775,000	—	—	450,000	500,000	1,725,000

	$65,000	$840,000	$115,000	$215,000	$1,065,000	$2,925,000	$5,225,000

(1)	Classified based on the earliest date of redemption for each respective issuance.

Credit Agreement

On August 1, 2012, the Company and certain domestic subsidiaries (the “Guarantors”) entered into a credit and guaranty agreement (the “Credit Agreement”) with Goldman Sachs Bank USA, in its capacity as administrative and collateral agent, and the lenders party thereto (collectively, the “Lenders”).

The credit facilities under the Credit Agreement consist of:

•	$1.0 billion senior secured tranche A term loan (“Term Loan A”) with a final maturity date of August 1, 2017;

•	$1.5 billion secured tranche B term loan (“Term Loan B”) with a final maturity date of August 1, 2019; and

•	$300.0 million secured revolving credit facility (“Revolving Facility”) with a final maturity date of August 1, 2017.

Pursuant to the terms and conditions of the Credit Agreement, the Lenders committed to provide senior secured financing in an aggregate amount of up to $2.8 billion. As of the closing of the Gen-Probe acquisition, the Company borrowed $2.5 billion aggregate principal under the term loans of the Credit Agreement. Net proceeds to the Company were $2.41 billion, after issuing the term loans at a discount and deducting associated fees and expenses, all of which will be amortized to interest expense over the respective maturity dates of the debt. The proceeds were used to fund a portion of the purchase price for the Gen-Probe acquisition.

The Guarantors have guaranteed the Company’s obligations under the credit facilities, and the credit facilities are secured by first-priority liens on, and a first-priority security interest in, substantially all of the assets of the Company and the Guarantors, including all of the capital stock of substantially all of the U.S. subsidiaries owned by the Company and the Guarantors, 65% of the capital stock of certain of the Company’s first-tier foreign subsidiaries and all intercompany debt. The security interests are evidenced by a pledge and security agreement by and among Goldman Sachs Bank USA, as collateral agent, the Company and the Guarantors and other related agreements, including certain intellectual property security agreements and mortgages.

The Company is required to make scheduled principal payments under Term Loan A in increasing amounts ranging from $12.5 million per three month period beginning October 31, 2012 to $50.0 million per three month period commencing October 31, 2015, and under Term Loan B in equal installments of $3.75 million per three month period beginning on October 31, 2012 and for 27 three month periods thereafter. The remaining balance for each term loan is due at maturity. Any amounts outstanding under the Revolving Facility are due at maturity. The Company is required to make principal repayments first, pro rata among the term loan facilities, and second to the Revolving Facility from specified excess cash flows from operations and from the net proceeds of specified types of asset sales, debt issuances, insurance recoveries and equity offerings. Subject to certain limitations, the Company may voluntarily prepay any of the credit facilities without premium or penalty.

All amounts outstanding under the Credit Agreement bear interest, at the Company’s option, initially, with respect to all loans made under Term Loan A and the Revolving Facility: (i) at the Base Rate plus 2.00% per annum, or (ii) at the Adjusted Eurodollar Rate (i.e., the Libor rate) plus 3.00%, and with respect to loans made under Term Loan B: (i) at the Base Rate, with a floor of 2.00%, plus 2.50%, or (ii) at the Adjusted Eurodollar Rate, with a floor of 1.00% plus 3.50%. The applicable margin to the Base Rate or Eurodollar Rate on Term Loan A and the Revolving Facility are subject to specified changes depending on the total net leverage ratio as defined in the Credit Agreement. Interest accruing at the Base Rate generally is payable by the Company on a quarterly basis. Interest accruing at the Eurodollar Rate generally is payable on the last day of selected interest periods (which can be one, two, three and six months and in certain circumstances nine or twelve months) unless the interest period exceeds three months, in which case, interest is due at the end of every three month period. The Company is required to pay a quarterly commitment fee at an annual rate of 0.50% on the undrawn committed amount available under the Revolving Facility (which rate is subject to reduction depending on the total net leverage ratio as defined in the Credit Agreement).

Borrowings outstanding under the Credit Agreement in fiscal 2012 had a weighted average interest rate of 4.0%. The interest rates on the outstanding Term Loan A and Term Loan B borrowings at September 29, 2012 ranged from 3.23% to 4.5%. Interest expense under the Credit Agreement totaled $18.4 million during fiscal 2012, which includes non-cash interest expense of $2.4 million related to the amortization of the deferred financing costs and accretion of the debt discount.

The Credit Agreement contains affirmative and negative covenants customarily applicable to senior secured credit facilities, including covenants restricting the ability of the Company and the guarantors, subject to negotiated exceptions, to: incur additional indebtedness and additional liens on their assets, engage in mergers or acquisitions or dispose of assets; enter into sale-leaseback transactions; pay dividends or make other distributions; voluntarily prepay other indebtedness; enter into transactions with affiliated persons; make investments; and change the nature of their businesses.

The credit facilities contain total net leverage ratio and interest coverage ratio financial covenants measured as of the last day of each fiscal quarter, which are effective in our first quarter of fiscal 2013. The total net leverage ratio is 7.00:1.00 beginning on our fiscal quarter ending December 29, 2012, and then decreases over time to 4.00:1.00 for the quarter ending September 30, 2017 and each fiscal quarter thereafter. The interest coverage ratio is 3.25:1.00 beginning on our fiscal quarter ending December 29, 2012, and then increases over time to 3.75:1.00 for the fiscal quarter ending September 30, 2017 and each quarter thereafter. The total net leverage ratio is defined as the ratio of our consolidated net debt as of the quarter end to our consolidated adjusted EBITDA for the four-fiscal quarter period ending on the measurement date. The interest coverage ratio is defined as the ratio of our consolidated adjusted EBITDA for the prior four-fiscal quarter period ending on the measurement date to adjusted consolidated cash interest expense for the same measurement period. These terms, and the calculation thereof, are defined in further detail in the Credit Agreement.

The Company has evaluated the Credit Agreement for derivatives pursuant to ASC 815, Derivatives and Hedging, and identified embedded derivatives that require bifurcation as the features are not clearly and closely related to the host instrument. The embedded derivatives are a default provision, which could require additional interest payments, and provision requiring contingent payments to compensate the lenders for changes in tax deductions. The Company has determined that the fair value of these embedded derivatives was nominal as of September 29, 2012.

Senior Notes

On August 1, 2012, the Company completed a private placement of $1.0 billion aggregate principal amount of its 6.25% senior notes due 2020 (the “Senior Notes”) at an offering price of 100% of the aggregate principal amount of the Senior Notes. Net proceeds to the Company were $987.4 million after deducting underwriting fees and offering expenses, which will be amortized to interest expense over the term of the Senior Notes. The Senior Notes were not registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and were offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the United States in accordance with Regulation S under the Securities Act. The Senior Notes are general senior unsecured obligations of the Company and are guaranteed on a senior unsecured basis by the Guarantors. The proceeds were used to fund a portion of the Gen-Probe acquisition.

On August 1, 2012, the Company and the Guarantors entered into an indenture with Wells Fargo Bank, National Association, as trustee, relating to the Senior Notes. The Senior Notes mature on August 1, 2020 and bear interest at the rate of 6.25% per year, payable semi-annually on February 1 and August 1 of each year, commencing on February 1, 2013. The Company recorded interest expense of $10.7 million in fiscal 2012, which includes non-cash interest expense of $0.3 million related to the amortization of the deferred financing costs related to the Senior Notes.

The indenture contains customarily applicable affirmative and negative covenants, including covenants restricting the ability of the Company and certain of its subsidiaries’, subject to negotiated exceptions and qualifications to: incur additional indebtedness; pay dividends or repurchase or redeem capital stock; make certain investments; incur liens; enter into certain types of transactions with the Company’s affiliates; and sell assets or consolidate or merge with or into other companies. The Company is not required to maintain any financial covenants with respect to the Senior Notes.

The Company may redeem up to 35% of the aggregate principal amount of the Senior Notes with the net cash proceeds of certain equity offerings at any time and from time to time before August 1, 2015, at a redemption price equal to 106.250% of the aggregate principal amount so redeemed, plus accrued and unpaid interest, if any, to the redemption date. The Company also has the option to redeem the Senior Notes on or after: August 1, 2015 through July 31, 2016 at 103.125% of par; August 1, 2016 through July 31, 2017 at 102.083% of par; August 1, 2017 through July 31, 2018 at 101.042% of par; and August 1, 2018 and thereafter at 100% of par. In addition, if the Company undergoes a change of control, as provided in the indenture, the Company will be required to make an offer to purchase each holder’s Senior Notes at a price equal to 101% of the aggregate principal amount of the Senior Notes, plus accrued and unpaid interest, if any, to the repurchase date.

The Company has evaluated the Senior Notes for derivatives pursuant to ASC 815 and did not identify any embedded derivatives that require bifurcation. All features were deemed to be clearly and closely related to the host instrument.

On August 1, 2012, in connection with the issuance of the Senior Notes, the Company and the Guarantors entered into an exchange and registration rights agreement with the initial purchasers of the Senior Notes. Pursuant to the terms of the registration rights agreement, the Company and the Guarantors agreed to (i) file a registration statement covering an offer to exchange the Senior Notes for a new issue of identical exchange notes registered under the Securities Act on or before 180 days from August 1, 2012, (ii) use commercially reasonable efforts to cause such registration statement to become effective, and (iii) use commercially reasonable efforts to complete the exchange prior to 270 days after August 1, 2012. Under certain circumstances, the Company and the Guarantors may be required to provide a shelf registration statement to cover resales of the Senior Notes.

Convertible Notes

On December 10, 2007, the Company issued and sold $1.725 billion, at par, of 2.00% Convertible Senior Notes due December 15, 2037 (“2007 Notes”). Net proceeds from the offering were $1.69 billion, after deducting the underwriters’ discounts and offering expenses. On November 18, 2010, the Company entered into separate, privately-negotiated exchange agreements under which it retired $450.0 million in aggregate principal of its 2007 Notes for $450.0 million in aggregate principal of new 2.00% Convertible Exchange Senior Notes due December 15, 2037 (“2010 Notes”). In connection with this exchange transaction, the Company recorded a debt extinguishment loss of $29.9 million in its Consolidated Statements of Operations in the first quarter of fiscal 2011. On February 29, 2012, the Company entered into separate, privately-negotiated exchange agreements under which it retired $500.0 million in aggregate principal of the 2007 Notes for $500.0 million in aggregate principal of new 2.00% Convertible Senior Notes due March 1, 2042 (“2012 Notes”). In connection with this exchange transaction, the Company recorded a debt extinguishment loss of $42.3 million in the second quarter of fiscal 2012. Following this transaction, $775.0 million in principal amount of the 2007 Notes remain outstanding. The 2007 Notes, 2010 Notes and 2012 Notes are collectively referred to herein as the “Convertible Notes”.

Holders may require the Company to repurchase the Convertible Notes prior to maturity on the dates set forth below:

•	the 2007 Notes on December 13, 2013, and each of December 15, 2017, 2022, 2027 and 2032;

•	the 2010 Notes on each of December 15, 2016, 2020 and 2025, December 13, 2030 and December 14, 2035; and

•	the 2012 Notes on each of March 1, 2018, 2022, 2027 and 2032 and March 2, 2037.

Holders may also require the Company to repurchase the Convertible Notes upon a fundamental change, as defined in each of the applicable indentures. The Company may redeem all or a portion of the 2007 Notes at any time on or after December 18, 2013, all or a portion of the 2010 Notes at any time on or after December 19, 2016 and all or a portion of the 2012 Notes at any time on or after March 6, 2018. If, prior to maturity, a holder requires the Company to repurchase the Convertible Notes or the Company elects to redeem the Convertible Notes, the repurchase or redemption price of each Convertible Note will equal 100% of its principal amount, plus accrued and unpaid interest to, but excluding, the redemption or repurchase date, as applicable.

The 2007 Notes bear interest at a rate of 2.00% per year on the principal amount, payable semi-annually in arrears in cash on June 15 and December 15 of each year, ending on December 15, 2013. The 2007 Notes will accrete principal from December 15, 2013 at a rate that provides holders with an aggregate annual yield to maturity of 2.00% per year. Beginning with the six month interest period commencing December 15, 2013, the Company will pay contingent interest during any six month interest period to the holders of 2007 Notes if the “trading price”, as defined, of the 2007 Notes for each of the five trading days ending on the second trading day immediately preceding the first day of the applicable six month interest period equals or exceeds 120% of the accreted principal amount of the 2007 Notes. The holders of the 2007 Notes may convert the notes into shares of the Company’s common stock at a conversion price of approximately $38.59 per share, subject to adjustment, prior to the close of business on September 15, 2037 under any of the following circumstances: (1) during any calendar quarter if the last reported sale price of the Company’s common stock exceeds 130% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding calendar quarter; (2) during the five business day period after any five consecutive trading day period in which the trading price per note for each day of such period was less than 98% of the product of the last reported sale price of the Company’s common stock and the conversion rate on each such day; (3) if the notes have been called for redemption; or (4) upon the occurrence of specified corporate events. None of these triggering events had occurred as of September 29, 2012.

The 2010 Notes bear interest at a rate of 2.00% per year on the principal amount, payable semi-annually in arrears in cash on June 15 and December 15 of each year ending on December 15, 2016 and will accrete principal from December 15, 2016 at a rate that provides holders with an aggregate annual yield to maturity of 2.00% per year. Beginning with the six month interest period commencing December 15, 2016, the Company will pay contingent interest during any six month interest period to the holders of 2010 Notes if the “trading price”, as defined, of the 2010 Notes for each of the five trading days ending on the second trading day immediately preceding the first day of the applicable six month interest period equals or exceeds 120% of the accreted principal amount of the 2010 Notes. The holders of the 2010 Notes may convert the 2010 Notes into shares of the Company’s common stock at a conversion price of approximately $23.03 per share, subject to adjustment, prior to the close of business on September 15, 2037 under any of the following circumstances: (1) during any calendar quarter if the last reported sale price of the Company’s common stock exceeds 130% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding calendar quarter; (2) during the five business day period after any five consecutive trading day period in which the trading price per note for each day of such period was less than 98% of the product of the last reported sale price of the Company’s common stock and the conversion rate on each such day; (3) if the 2010 Notes have been called for redemption; or (4) upon the occurrence of specified corporate events. None of these triggering events had occurred as of September 29, 2012.

The 2012 Notes bear interest at a rate of 2.00% per year on the principal amount, payable semi-annually in arrears in cash on March 1 and September 1 of each year, beginning September 1, 2012 and ending on March 1, 2018 and will accrete principal from March 1, 2018 at a rate that provides holders with an aggregate annual yield to maturity of 2.00% per year. Beginning with the six month interest period commencing March 1, 2018, the Company will pay contingent interest during any six month interest period to the holders of 2012 Notes if the “trading price”, as defined, of the 2012 Notes for each of the five trading days ending on the second trading day immediately preceding the first day of the applicable six month interest period equals or exceeds 120% of the accreted principal amount of the 2012 Notes. The holders of the 2012 Notes may convert the 2012 Notes into shares of the Company’s common stock at a conversion price of $31.175 per share, subject to adjustment, prior to the close of business on March 1, 2042, subject to prior redemption or repurchase of the 2012 Notes, under any of the following circumstances: (1) during any calendar quarter if the last reported sale price of the Company’s common stock exceeds 130% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding calendar quarter; (2) during the five business day period after any five consecutive trading day period in which the trading price per note for each day of such period was less than 98% of the product of the last reported sale price of the Company’s common stock and the conversion rate on each such day; (3) if the 2012 Notes have been called for redemption; or (4) upon the occurrence of specified corporate events. None of these triggering events had occurred as of September 29, 2012.

In lieu of delivery of shares of the Company’s common stock in satisfaction of the Company’s obligation upon conversion of the Convertible Notes, the Company may elect to deliver cash or a combination of cash and shares of its common stock. If the Company elects to satisfy its conversion obligation in a combination of cash and shares of the Company’s common stock, the Company is required to deliver up to a specified dollar amount of cash per $1,000 original principal amount of Convertible Notes, and will settle the remainder of its conversion obligation in shares of its common stock, in each case based on the daily conversion value calculated as provided in the respective indentures for the Convertible Notes. This net share settlement election is in the Company’s sole discretion and does not require the consent of holders of the Convertible Notes. It is the Company’s current intent and policy to settle any conversion of the Convertible Notes as if the Company had elected to make the net share settlement election.

The Convertible Notes are the Company’s senior unsecured obligations and rank equally with all of its existing and future senior unsecured debt and prior to all future subordinated debt. The Convertible Notes are effectively subordinated to any future secured indebtedness to the extent of the collateral securing such indebtedness, and structurally subordinated to all indebtedness and other liabilities (including trade payables) of the Company’s subsidiaries.

Accounting for the Convertible Notes

The Convertible Notes have been recorded pursuant to FASB Staff Position (“FSP”) APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (FSP APB 14-1) (codified within ASC 470, Debt) since they can be settled in cash, or partially in cash, upon conversion. FSP APB 14-1 requires the liability and equity components of the convertible debt instrument to be separately accounted for in a manner that reflects the entity’s nonconvertible debt borrowing rate when interest expense is subsequently recognized. The excess of the debt’s principal amount over the amount allocated to the liability component is recognized as the value of the embedded conversion feature (“equity component”) within additional-paid-in capital in stockholders’ equity and amortized to interest expense using the effective interest method. The liability component is initially recorded at its fair value, which is calculated using a discounted cash flow technique. Key inputs used to estimate the fair value of the liability component included the Company’s estimated nonconvertible debt borrowing rate as of the measurement date (i.e. the date the Convertible Notes are issued), the amount and timing of cash flows, and the expected life of the Convertible Notes. In addition, third-party transaction costs are required to be allocated to the liability and equity components based on their relative values.

On September 27, 2009 (the first day of fiscal 2010), as required, the Company adopted this accounting standard, which was applicable to the original issuance of its Convertible Notes at which time there was one issue, the 2007 Notes. The Company estimated the fair value of the 2007 Notes without the conversion feature as of the date of issuance (“liability component”). The estimated fair value of the liability component of $1.256 billion was determined using a discounted cash flow technique. Key inputs used to estimate the fair value of the liability component included the Company’s estimated nonconvertible debt borrowing rate as of December 10, 2007 (the date the 2007 Notes were issued), the amount and timing of cash flows, and the expected life of the 2007 Notes. The estimated effective interest rate of 7.62% was estimated by comparing other companies’ debt issuances that had features similar to the Company’s debt excluding the conversion feature and who had similar credit ratings during the same annual period as the Company.

The excess of the gross proceeds received over the estimated fair value of the liability component totaling $468.9 million was allocated to the conversion feature (“equity component”) as an increase to additional paid-in-capital with a corresponding offset recognized as a discount to reduce the net carrying value of the 2007 Notes. The discount, after adjustment for the exchange of convertible notes as discussed below, is being amortized to interest expense over a six-year period ending December 18, 2013 (the expected life of the liability component) using the effective interest method. In addition, a portion of the deferred financing costs were allocated to the equity component and recorded as a reduction to additional paid-in-capital.

The Company accounted for both 2007 Notes retirements in fiscal 2012 and 2011, discussed above, under the derecognition provisions of subtopic ASC 470-20-40, which requires the allocation of the fair value of the consideration transferred (i.e., the 2010 Notes and 2012 Notes, respectively) between the liability and equity components of the original instrument to determine the gain or loss on the transaction. In connection with the 2010 Notes and 2012 Notes transactions, the Company recorded a loss on debt extinguishment of $29.9 million and $42.3 million in fiscal 2011 and 2012, respectively. The 2010 Notes exchange loss is comprised of the loss on the debt itself of $26.0 million and the write-off of the pro-rata amount of debt issuance costs of $3.9 million allocated to the notes retired. The 2012 Notes exchange loss is comprised of the loss on the debt itself of $39.7 million and the write-off of the pro-rata amount of debt issuance costs of $2.6 million allocated to the notes retired. The loss on the debt itself is calculated as the difference between the fair value of the liability component of the 2007 Notes amount retired immediately before the respective exchanges and its related carrying value immediately before the exchanges. The fair value of the liability component in each transaction was calculated similar to the description above for initially recording the 2007 Notes under FSP APB 14-1, and the Company used an effective interest rate of 5.46% and 2.89%

for the 2010 Notes and 2012 Notes, respectively, representing the estimated nonconvertible debt borrowing rate with a maturity as of the measurement date consistent with the 2007 Notes first put date of December 2013. In addition, under this accounting standard, a portion of the fair value of the consideration transferred is allocated to the reacquisition of the equity component, which is the difference between the fair value of the consideration transferred and the fair value of the liability component immediately before the exchange. As a result, on a gross basis in the 2010 Notes and 2012 Notes transactions, $39.9 million and $41.6 million, respectively, were allocated to the reacquisition of the equity component of the original instrument, which was recorded net of deferred taxes within capital in excess of par value.

Since the 2010 Notes and 2012 Notes have the same characteristics as the 2007 Notes and can be settled in cash or a combination of cash and shares of common stock (i.e., partial settlement), the Company is required to account for the liability and equity components of its 2010 Notes and 2012 Notes separately to reflect its nonconvertible debt borrowing rate. The Company estimated the fair value of the liability component of 2010 Notes and 2012 Notes to be $349.0 million and $454.2 million, respectively, using a discounted cash flow technique with an estimated effective interest rate of 6.52% and 3.72%, respectively. The rates represent the estimated nonconvertible debt borrowing rate with a maturity as of the measurement date consistent with the 2010 Notes and 2012 Notes first put dates of December 2017 and March 2018, respectively.

The excess of the fair value of the consideration transferred, which was estimated using a binomial lattice model, over the estimated fair value of the liability component of $97.3 million and $79.7 million for the 2010 Notes and 2012 Notes, respectively, was allocated to the embedded conversion feature as an increase to additional paid-in-capital with a corresponding offset recognized as a discount to reduce the net carrying value of the respective notes. As a result of the fair value of the 2010 Notes being lower than the 2010 Notes principal value, there is an additional discount on the 2010 Notes of $3.7 million at the measurement date. The total discount on the 2010 Notes is being amortized to interest expense over a six-year period ending December 15, 2016 (the expected life of the liability component) using the effective interest method. The net debt discount of the 2012 Notes is being amortized to interest expense over a six-year period ending March 1, 2018 (the expected life of the liability component) using the effective interest method. In addition, third-party transaction costs in each transaction have been allocated to the liability and equity components based on the relative values of these components.

As of September 29, 2012 and September 24, 2011, the Convertible Notes and related equity components (recorded in additional paid-in-capital, net of deferred taxes) consisted of the following:

	2012	2011
2007 Notes principal amount	$775,000	$1,275,000
Unamortized discount	(50,591)	(147,287)

Net carrying amount	$724,409	$1,127,713

Equity component, net of taxes	$233,353	$259,000

2010 Notes principal amount	$450,000	$450,000
Unamortized discount	(74,062)	(89,133)

Net carrying amount	$375,938	$360,867

Equity component, net of taxes	$60,054	$60,054

2012 Notes principal amount	$500,000	$—
Unamortized discount	(41,687)	—

Net carrying amount	$458,313	$—

Equity component, net of taxes	$49,195	$—

Interest expense under the Convertible Notes is as follows:

	Years ended
	September 29, 2012	September 24, 2011	September 25, 2010
Amortization of debt discount	$68,532	$72,908	$73,130
Amortization of deferred financing costs	3,828	3,906	4,092

Non-cash interest expense	72,360	76,814	77,222

2.00% accrued interest	34,898	34,427	34,500

	$107,258	$111,241	$111,722

If the Company fails to comply with the reporting obligations contained in the Convertible Notes agreements, the sole remedy of the holders of the Convertible Notes for the first 90 days following such event of default consists exclusively of the right to receive an extension fee in an amount equal to 0.25% of the accreted principal amount of the Convertible Notes. Based on the its evaluation of the Convertible Notes in accordance with ASC 815, the Company determined that the Convertible Notes contain a single embedded derivative, comprising both the contingent interest feature and the filing failure penalty payment, requiring bifurcation as the features are not clearly and closely related to the host instrument. The Company has determined that the value of this embedded derivative was nominal as of September 29, 2012 and September 24, 2011.

As of September 29, 2012, upon conversion, including the potential premium that could be payable on a fundamental change (as defined), the Company would issue a maximum of approximately 75.6 million common shares to the Convertible Note holders.

6.	Fair Value Measurements

The Company applies the provisions of ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value each reporting period and its nonfinancial assets and liabilities that are re-measured and reported at fair value on a non-recurring basis. Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability.

Fair Value Hierarchy

ASC 820 establishes a three-level valuation hierarchy for disclosure of fair value measurements. Financial assets and liabilities are categorized within the valuation hierarchy based upon the lowest level of input that is significant to the measurement of fair value. The three levels of the hierarchy are defined as follows:

•	Level 1—Inputs to the valuation methodology are quoted market prices for identical assets or liabilities.

•	Level 2—Inputs to the valuation methodology are other observable inputs, including quoted market prices for similar assets or liabilities and market-corroborated inputs.

•

Level 3—Inputs to the valuation methodology are unobservable inputs based on management’s best estimate of inputs market participants would use in pricing the asset or liability at the measurement date, including assumptions about risk.

Assets/Liabilities Measured and Recorded at Fair Value on a Recurring Basis

As of September 29, 2012 and September 24, 2011, the Company’s financial assets that are re-measured at fair value on a recurring basis included $0.3 million in money market mutual funds in both periods that are classified as cash and cash equivalents in the Consolidated Balance Sheets. Money market mutual funds are classified within Level 1 of the fair value hierarchy and are valued using quoted market prices for identical assets. As a result of its Gen-Probe acquisition, the Company has an equity investment in a publicly-traded company and mutual funds, both of which are valued using quoted market prices, representing Level 1 assets. The Company has a payment obligation under its DCP to the participants of the DCP and the deferred compensation plan assumed in the Gen-Probe acquisition. This aggregate liability is recorded at fair value based on the underlying value of certain hypothetical investments DCP and actual investments for the Gen-Probe plan as designated by each participant for their benefit. Since the value of the DCP obligation is based on market prices, the liability is classified within Level 1. In addition, the Company has contingent consideration liabilities related to its acquisitions that it records at fair value. The fair values of these liabilities are based on Level 3 inputs and are discussed in Note 3.

Assets and liabilities measured at fair value on a recurring basis consisted of the following:

		Fair Value Measurements at September 29, 2012
	Carrying Value	Quoted Prices in Active Market for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Money market funds	$315	$315	$—	$—
Marketable securities:
Equity security	6,029	6,029	—	—
Mutual funds	6,995	6,995	—	—

Total	$13,339	$13,339	$—	$—

Liabilities:
Deferred compensation liabilities	$32,082	$32,082	$—	$—
Contingent consideration	86,368	—	—	86,368

Total	$118,450	$32,082	$—	$86,368

		Fair Value Measurements at September 24, 2011
	Carrying Value	Quoted Prices in Active Market for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Money market funds	$314	$314	$—	$—

Total	$314	$314	$—	$—

Liabilities:
Deferred compensation liabilities	$17,168	$17,168	$—	$—
Contingent consideration	103,790	—	—	103,790

Total	$120,958	$17,168	$—	$103,790

Changes in the fair value of recurring fair value measurements, which solely consisted of contingent consideration liabilities, using significant unobservable inputs (Level 3) during the years ended September 29, 2012 and September 24, 2011 were as follows:

	2012	2011
Beginning balance	$103,790	$29,500
Contingent consideration liabilities recorded at fair value at acquisition	—	86,600
Fair value adjustments	38,466	(8,016)
Payments made	(55,888)	(4,294)

Ending balance	$86,368	$103,790

Refer to Note 3 for a description of the valuation of contingent consideration and related sensitivities of the estimates.

Assets Measured and Recorded at Fair Value on a Nonrecurring Basis

The Company remeasures the fair value of certain assets and liabilities upon the occurrence of certain events. Such assets are comprised of cost-method equity investments and long-lived assets, including property and equipment, intangible assets and goodwill. During fiscal 2012, the Company recorded a goodwill impairment charge of $5.8 million related to its MammoSite reporting unit. During fiscal 2010, the Company recorded impairment charges of $143.5 million and $76.7 million to adjust intangible assets and goodwill, respectively, related to its MammoSite reporting unit to their estimated fair values. These adjustments fall within Level 3 of the fair value hierarchy due to the use of significant unobservable inputs to determine fair value. The fair value measurements using a discounted cash flow technique, and the amount and timing of future cash flows within the analysis were based on the Company’s most recent operational budgets, long-range strategic plans and other estimates at the time such remeasurement was made.

The Company holds certain cost-method equity investments in non-publicly traded securities aggregating $16.0 million and $4.6 million at September 29, 2012 and September 24, 2011, respectively, which are included in other long-term assets on the Company’s Consolidated Balance Sheets. The increase in these investments from fiscal 2011 was due to those acquired in the Gen-Probe acquisition. These investments are generally carried at cost, which for the investments acquired from Gen-Probe was the estimated fair value on the date of acquisition. As the inputs utilized for the Company’s periodic impairment assessment are not based on observable market data, these cost method investments are classified within Level 3 of the fair value hierarchy. To determine the fair value of these investments, the Company uses all available financial information related to the entities, including information based on recent or pending third-party equity investments in these entities. In certain instances, a cost method investment’s fair value is not estimated as there are no identified events or changes in circumstances that may have a significant adverse effect on the fair value of the investment and to do so would be impractical. During fiscal 2011 and 2010, the Company recorded other-than-temporary impairment charges of $2.4 million and $1.1 million, respectively, related to certain of its cost-method equity investments to adjust their carrying amounts to fair value.

The following chart depicts the level of inputs within the fair value hierarchy used to estimate the fair value of equipment, intangible assets, goodwill and cost-method equity investments measured on a nonrecurring basis for which the Company recorded impairment charges:

		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Market for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Gains (Losses)
Fiscal 2012:
Equipment	$—			$—	$(6,452)
Goodwill	—			—	(5,826)

					$(12,278)

Fiscal 2011:
Cost-method equity investments	$345			$345	$(2,445)

Fiscal 2010:
Intangible assets	$24,290			$24,290	$(143,467)
Goodwill	5,826			5,826	(76,723)
Cost-method equity investment	—			—	(1,100)

					$(221,290)

The above fair value amounts represent only those individual assets remeasured and not the consolidated balances. Refer to Note 5 for disclosure of the nonrecurring fair value measurement related to the loss on extinguishment of debt recorded in the second quarter of fiscal 2012 and the first quarter of fiscal 2011.

Disclosure of Fair Value of Financial Instruments

The Company’s financial instruments mainly consist of cash and cash equivalents, accounts receivable, marketable securities, cost-method equity investments, insurance contracts, DCP liability, accounts payable and debt obligations. The carrying amounts of the Company’s cash equivalents, accounts receivable and accounts payable approximate their fair value due to the short-term nature of these instruments. The carrying amount of the insurance contracts are recorded at the cash surrender value, as required by U.S. generally accepted accounting principles, which approximates fair value, and the related DCP liability is recorded at fair value. The Company believes the carrying amounts of its cost-method investments approximate fair value.

Amounts outstanding under our Credit Agreement aggregating $2.5 billion aggregate principal are subject to variable rates of interest based on current market rates, and as such, we believe the carrying amount of these obligations approximates fair value. In addition, based on the recent issuance of our Senior Notes, we believe their carrying amount approximates fair value. The fair value of the Company’s Convertible Notes is based on the trading prices of the respective notes at the dates noted and represent Level 1 measurements. Refer to Note 5 for the various components of the Company’s debt respective carrying amounts.

The estimated fair values of the Company’s Convertible Notes as of September 29, 2012 and September 24, 2011 are as follows:

	2012	2011
2007 Notes	$771,600	$1,200,000
2010 Notes	505,600	468,700
2012 Notes	490,700	—

	$1,767,900	$1,668,700

7.	Sale of Makena

On January 16, 2008, the Company entered into an agreement to sell the full world-wide rights of its Makena (formerly Gestiva) pharmaceutical product to K-V Pharmaceutical Company (“KV”) upon FDA approval of the then pending Makena new drug application for $82.0 million. The Company executed certain amendments to this agreement resulting in an increase of the total sales price to $199.5 million and changing the timing of when payments are due to the Company. Gains attributable to payments in the amount of $79.5 million received from KV prior to FDA approval were deferred.

On February 3, 2011, the Company received FDA approval of Makena, and subject to a security interest and a right of reversion for failure to make future payments, all rights to Makena were transferred to KV. Upon FDA approval, the Company received $12.5 million, and including the $79.5 million previously received, the Company recorded a gain on the sale of intellectual property, net of the write-off of certain assets, of $84.5 million in the second quarter of fiscal 2011. Pursuant to the amended agreement, the Company received $12.5 million in the second quarter of fiscal 2012, which was recorded net of amounts due to the inventor of Makena. Currently, the remaining $95.0 million of the sales price is due over a period of 18 to 30 months from FDA approval (subject to further deferral elections) depending on which one of two payment options KV selects. KV will also owe the Company a 5% royalty on sales for certain time periods determined based upon the payment option or deferral elections selected by KV. On August 4, 2012, KV and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York. The Company is pursuing its claims against KV in these proceedings for amounts due to the Company under its agreement with KV.

Due to uncertainty regarding collection, any amounts to be received in the future from KV have not been recorded in the Company’s consolidated financial statements, and as the Company receives the amounts owed, the payments will be recorded as a gain within operating expenses in the Consolidated Statement of Operations in the period received.

8.	Income Taxes

The Company’s (loss) income before income taxes consisted of the following:

	Years ended
	September 29, 2012	September 24, 2011	September 25, 2010
Domestic	$(46,018)	$235,204	$(70,750)
Foreign	(15,643)	(7,818)	15,759

	$(61,661)	$227,386	$(54,991)

The provision for income taxes consisted of the following:

	Years ended
	September 29, 2012	September 24, 2011	September 25, 2010
Federal:
Current	$146,164	$97,834	$105,664
Deferred	(143,582)	(33,808)	(108,002)

	2,582	64,026	(2,338)

State:
Current	15,348	15,739	18,334
Deferred	(10,186)	(5,909)	(11,501)

	5,162	9,830	6,833

Foreign:
Current	5,653	4,770	5,550
Deferred	(1,424)	(8,390)	(2,223)

	4,229	(3,620)	3,327

	$11,973	$70,236	$7,822

A reconciliation of income taxes at the U.S. federal statutory rate to the Company’s effective tax rate is as follows:

	Years ended
	September 29, 2012	September 24, 2011	September 25, 2010
Income tax provision at federal statutory rate	(35.0)%	35.0%	(35.0)%
Increase (decrease) in tax resulting from:
Goodwill impairment	3.3	—	48.7
Section 199 manufacturing deduction	(20.3)	(4.1)	(11.6)
State income taxes, net of federal benefit	5.3	3.6	2.7
Research and investment tax credits	(1.6)	(3.2)	(6.9)
Unrecognized tax benefits	13.5	(3.3)	7.2
Contingent consideration	59.8	1.5	—
Nondeductible transaction expenses	7.5	—	—
Cessation of Adiana	(28.6)	—	—
Executive compensation	2.3	(1.1)	6.1
Foreign rate differential	3.1	0.8	(1.0)
Change in valuation allowance	5.4	—	(0.6)
Other	4.7	1.7	4.6

	19.4%	30.9%	14.2%

The Company’s effective tax rate in fiscal 2012 was significantly impacted by non-deductible contingent consideration compensation expense, nondeductible acquisition costs, a nondeductible goodwill impairment charge, and a net increase in income tax reserves and valuation allowances on certain foreign losses. The unfavorable tax impact of these items was partially offset by the domestic manufacturing benefit and a loss claimed related to the discontinuance of the Adiana product line. The effect of these permanent items to the effective tax rate was magnified by the current year pre-tax loss.

The Company’s effective tax rate for fiscal 2011 was less than the statutory rate primarily due to reversing income tax reserves, the domestic manufacturing benefit and both U.S. and Canadian research and development tax credits. The $9.1 million income tax reserve reversal was due to the Company favorably settling its U.S. federal income tax audit for fiscal years 2007 through 2009 and statutes of limitations expiring in several state and foreign jurisdictions.

The effective tax rate for fiscal 2010 was significantly impacted by the goodwill impairment charge recorded in the fourth quarter of fiscal 2010, substantially all of which was not deductible for tax purposes. In addition, the Company recorded provision to return adjustments and additional reserve needs partially offset by reversing reserves no longer required related to selling the Company’s manufacturing operation in Shanghai, China in the second quarter of fiscal 2010, and statutes of limitations expiring in several jurisdictions.

The Company accounts for income taxes using the liability method in accordance with ASC 740, Income Taxes. Under this method, deferred income taxes are recognized for the future tax consequences of differences between the tax and financial accounting bases of assets and liabilities at the end of each reporting period. Deferred income taxes are based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is established when necessary to reduce deferred tax assets to the amounts expected to be realized.

The Company’s significant deferred tax assets and liabilities are as follows:

	September 29, 2012	September 24, 2011
Deferred tax assets
Net operating loss carryforwards	$47,472	$56,641
Capital losses	46,750	—
Nondeductible accruals	22,198	17,767
Nondeductible reserves	10,346	8,400
Stock-based compensation	31,437	23,826
Research and other credits	11,392	13,207
Convertible notes issuance costs	811	1,283
Nonqualified deferred compensation plan	12,007	7,324
Other temporary differences	3,000	4,267

	185,413	132,715
Less: valuation allowance	(64,337)	(13,930)

	$121,076	$118,785

	September 29, 2012	September 24, 2011
Deferred tax liabilities
Depreciation and amortization	$(1,635,043)	$(771,504)
Debt discounts and deferrals	(209,011)	(258,593)
Fair value adjustments to current assets and liabilities	(28,413)	—
Investment in subsidiary	(8,479)	(6,507)

	$(1,880,946)	$(1,036,604)

	$(1,759,870)	$(917,819)

Under ASC 740, the Company can only recognize a deferred tax asset for the future benefit attributable to its tax losses and credit carryforwards to the extent that it is “more likely than not” that these assets will be realized. After considering all available positive and negative evidence, the Company has established a valuation allowance against a portion of its remaining deferred tax assets because it is more likely than not that some of its tax losses and credit carryforwards will not be realized. In determining these assets realizability, the Company considered numerous factors including historical profitability, the character and amount of estimated future taxable income, and the industry in which it operates. The valuation allowance increased $50.4 million in fiscal 2012 from fiscal 2011 primarily due to fully reserved tax assets acquired in the Gen-Probe acquisition.

As of September 29, 2012, the Company had $30.7 million, $99.0 million and $108.7 million in gross federal, state and foreign net operating losses respectively, and $0.9 million, $12.6 million and $2.3 million in federal, state and foreign credit carryforwards respectively, that are more likely than not to be realized. These losses and credits expire between 2013 and 2031, except for $53.0 million of losses and $8.7 million of credits that have unlimited carryforward periods. The federal and state net operating losses exclude $1.0 million and $74.0 million, respectively, of net operating losses, which the Company expects will expire unutilized.

The Company had gross unrecognized tax benefits, excluding interest, of $53.1 million as of September 29, 2012 and $31.0 million as of September 24, 2011. At September 29, 2012, $53.1 million represents the unrecognized tax benefits that, if recognized, would reduce the Company’s effective tax rate. In the next twelve months it is reasonably possible that the Company will reduce its unrecognized tax benefits by $1.0 to $2.0 million due to statutes of limitations expiring and favorable settlements with taxing authorities, which would reduce the Company’s effective tax rate.

Activity of the Company’s unrecognized income tax benefits for fiscal 2012 and 2011 are as follows:

	2012	2011
Balance at beginning of fiscal year	$31,026	$31,790
Tax positions related to current year:
Additions	11,673	2,014
Reductions	—	—
Tax positions related to prior years:
Additions related to change in estimate	1,327	5,934
Reductions	307	(700)
Payments	(197)	(1,182)
Lapses in statutes of limitations and settlements	(4,144)	(9,162)
Acquired tax positions:
Additions related to reserves acquired from acquisitions	13,156	2,332

Balance as of the end of the fiscal year	$53,148	$31,026

The Company’s policy is to include accrued interest and penalties related to unrecognized tax benefits and income tax liabilities, when applicable, in income tax expense in its Consolidated Statements of Operations. As of September 29, 2012 and September 24, 2011, accrued interest was $2.6 million and $1.4 million, respectively. As of September 29, 2012, no penalties have been accrued.

The Company and its subsidiaries are subject to various federal, state, and foreign income taxes. The Company’s U.S. Federal income tax returns are no longer subject to examination for years prior to tax year 2009, and its State income tax returns are generally no longer subject to examination for years prior to tax year 2009. The IRS concluded its examination for fiscal years 2007 through 2009, and the Company paid $7.6 million to settle issues raised, substantially all of which had been previously recorded within deferred tax liabilities. The Company is also undergoing a tax audit in Germany for fiscal years 2008 through 2010. The Company has a tax holiday in Costa Rica that currently does not materially impact its effective tax rate and is scheduled to expire in 2015.

The Company intends to reinvest, indefinitely, approximately $50.6 million of unremitted foreign earnings. It is not practical to estimate the additional taxes that might be payable upon repatriating these foreign earnings.

9.	Stockholders’ Equity and Stock-Based Compensation

Rights Agreement

On April 2, 2008, the Company entered into an Amended and Restated Rights Agreement (the “Amended and Restated Rights Agreement”) between the Company and American Stock Transfer & Trust Company as Rights Agent (the “Rights Agent”). The Amended and Restated Rights Agreement amends and restates the Company’s rights agreement, dated as of September 17, 2002, as amended on May 21, 2007, between the Company and the Rights Agent.

On April 2, 2008, the Company effected a two-for-one stock split in the form of a stock dividend to stockholders as of March 21, 2008. Pursuant to the Amended and Restated Rights Agreement, the Company amended the terms of the rights issued and issuable under the agreement (“Rights”), effective as of April 3, 2008 (after the stock dividend), to reset the Rights such that each share of Common Stock is entitled to receive one Right, to retain the purchase price of each Right at $60.00 per Right, and to provide that each Right will entitle the holder to purchase one twenty-five thousandth of a share of Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”). Conforming changes have also been made to the Company’s certificate of designation for the Series A Preferred Stock to provide that each share of Series A Preferred Stock carries 25,000 times the dividend, liquidation and voting rights of the Company’s Common Stock. Other modifications have also been made in the Amended and Restated Rights Agreement to update the agreement for certain developments, including the recent amendments to the Company’s by-laws permitting stockholders to hold and transfer shares of the Company’s capital stock in book entry form. The expiration date of the Rights has remained unchanged at January 1, 2013.

Stock-Based Compensation

Equity Compensation Plans

The Company has one share-based compensation plan pursuant to which awards are currently being made—the 2008 Equity Incentive Plan. The Company has four share-based compensation plans pursuant to which outstanding awards have been made, but from which no further awards can or will be made—i) the 1995 Combination Stock Option Plan; ii) the 1997 Employee Equity Incentive Plan; iii) the 1999 Equity Incentive Plan; and iv) the 2000 Acquisition Equity Incentive Plan.

The purpose of the 2008 Equity Plan is to provide stock options, stock issuances and other equity interests in the Company to employees, officers, directors, consultants and advisors of the Company and its parents and subsidiaries, and any other person who is determined by the Board of Directors to have made (or is expected to make) contributions to the Company. The 2008 Equity Plan is administered by the Board of Directors of the Company, and a total of 20 million shares were reserved for issuance under this plan. As of September 29, 2012, the Company had 5.4 million shares available for future grant under the 2008 Equity Plan.

The Company assumed certain other plans in connection with the Gen-Probe, Cytyc and Third Wave acquisitions, and no shares are available for future grant under these plans.

The following presents stock-based compensation expense in the Company’s Consolidated Statement of Operations in fiscal 2012, 2011 and 2010:

	2012	2011	2010
Cost of revenues	$5,722	$4,602	$4,332
Research and development	5,328	4,852	4,011
Selling and marketing	7,355	5,954	5,313
General and administrative	18,667	20,064	20,504
Restructuring	3,500	—	—

	$40,572	$35,472	$34,160

Grant-Date Fair Value

The Company uses a binomial lattice model to determine the fair value of its stock options. The Company considers a number of factors to determine the fair value of options including the assistance of an outside valuation advisor. Information pertaining to stock options granted during fiscal 2012, 2011 and 2010 and related assumptions are noted in the following table:

	Years ended
	September 29, 2012	September 24, 2011	September 25, 2010
Options granted	2,259	2,249	2,858
Weighted-average exercise price	$17.21	$17.15	$15.65
Weighted-average grant date fair value	$6.48	$6.16	$5.87
Assumptions:
Risk-free interest rates	0.7%	1.0%	1.8%
Expected life (in years)	4.3	4.2	3.9
Expected volatility	47%	45%	47%
Dividend yield	—	—	—

The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the stock options. In projecting expected stock price volatility, the Company uses a combination of historical stock price volatility and implied volatility from observable market prices of similar equity instruments. The Company estimated the expected life of stock options based on historical experience using employee exercise and option expiration data.

Stock-Based Compensation Expense Attribution

The Company uses the straight-line attribution method to recognize stock-based compensation expense for stock options and restricted stock units (“RSU”). The vesting term of stock options is generally five years with annual vesting of 20% per year on the anniversary of the grant date, and RSUs generally vest over four years with annual vesting at 25% per year on the anniversary of the grant date. The amount of stock-based compensation recognized during a period is based on the value of the portion of the awards that are ultimately expected to vest. ASC 718 requires forfeitures to be estimated at the time granted and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Based on an analysis of historical forfeitures, the Company has determined a specific forfeiture rate for certain employee groups and has applied forfeiture rates ranging from 0% to 7% as of September 29, 2012 depending on the specific employee group. This analysis is re-evaluated annually and the forfeiture rate will be adjusted as necessary. Ultimately, the actual stock-based compensation expense recognized will only be for those stock options and RSUs that vest.

Stock-based compensation expense related to stock options was $18.7 million, $15.2 million, and $13.3 million in fiscal 2012, 2011 and 2010, respectively. Stock compensation expense related to RSUs was $21.4 million, $20.3 million, and $20.9 million in fiscal 2012, 2011 and 2010, respectively. The related tax benefit recorded in the Consolidated Statements of Operations was $12.2 million, $14.8 million and $9.9 million in fiscal 2012, 2011 and 2010, respectively. Included within stock-based compensation expense is $3.5 million related to the acceleration of vesting for certain options assumed in the Gen-Probe acquisition related to employees who were terminated in connection with the Company’s restructuring action to consolidate its Diagnostics operations. The original terms of the options provided for acceleration upon a change-in-control and termination within 18 months of the change-in-control. At September 29, 2012, there was $44.9 million and $36.6 million of unrecognized compensation expense related to stock options and RSUs, respectively, to be recognized over a weighted average period of 3.2 years and 2.4 years, respectively.

Share Based Payment Activity

The following table summarizes all stock option activity under the Company’s stock option plans for the year ended September 29, 2012:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life in Years	Aggregate Intrinsic Value
Options outstanding at September 24, 2011	15,478	$17.01	4.11	$30,455
Granted	2,258	17.21
Assumed from Gen-Probe Acquisition	3,663	15.28
Cancelled/forfeited	(903)	18.28
Exercised	(2,457)	11.27		$20,399

Options outstanding at September 29, 2012	18,039	$17.40	4.40	$78,962

Options exercisable at September 29, 2012	8,141	$18.73	3.15	$37,574

Options vested and expected to vest at September 29, 2012 (1)	17,385	$17.47	4.33	$75,870

(1)	This represents the number of vested stock options as of September 29, 2012 plus the unvested outstanding options at September 29, 2012 expected to vest in the future, adjusted for estimated forfeitures.

During fiscal 2011 and 2010, the total intrinsic value of options exercised (i.e., the difference between the market price on the date of exercise and the price paid by the employee to exercise the options) was $12.3 million and $7.3 million, respectively.

A summary of the Company’s RSU activity during the year ended September 29, 2012 is presented below:

Non-vested Shares	Number of Shares	Weighted-Average Grant-Date Fair Value
Non-vested at September 24, 2011	3,112	$15.67
Granted	1,691	17.29
Vested	(997)	15.71
Forfeited	(226)	15.87

Non-vested at September 29, 2012	3,580	$16.41

The number of RSUs vested includes shares withheld on behalf of employees to satisfy minimum statutory tax withholding requirements. The Company pays the minimum statutory tax withholding requirement on behalf of its employees. During fiscal 2012, 2011 and 2010 the total fair value of RSUs vested was $15.7 million, $43.2 million and $7.5 million, respectively.

Employee Stock Purchase Plan

The Company’s 2008 Employee Stock Purchase Plan (the “2008 ESPP”) met the criteria set forth in ASC 718’s definition of a non-compensatory plan and did not give rise to stock-based compensation expense. The ESPP plan period was semi-annual and allowed participants to purchase the Company’s common stock at 95% of the closing price of the stock on the last day of the plan period. A total of 0.4 million shares were authorized for issuance under the 2008 ESPP.

In March 2012, the Company’s stockholders approved the Hologic, Inc. 2012 Employee Stock Purchase Plan (“2012 ESPP”), which provides for the granting of up to 2.5 million shares of the Company’s common stock to eligible employees, and resulted in the termination of the 2008 ESPP. The 2012 ESPP plan period is semi-annual and allows participants to purchase the Company’s common stock at 85% of the lower of (i) the market value per share of the common stock on the first day of the offering period or (ii) the market value per share of the common stock on the purchase date. The first plan period began on July 1, 2012 and no shares have been issued out of the 2012 ESPP as of September 29, 2012. Stock-based compensation expense in fiscal 2012 was $0.4 million.

The Company uses the Black-Scholes model to estimate the fair value of shares to be issued as of the grant date using the following weighted average assumptions:

September 29, 2012
Assumptions:
Risk-free interest rates	0.16%
Expected life (in years)	0.5
Expected volatility	35%
Dividend yield	—

10.	Profit Sharing 401(k) Plan

The Company has a qualified profit sharing plan covering substantially all of its employees. Contributions to the plan are at the discretion of the Company’s Board of Directors. The Company made contributions of $9.4 million, $6.4 million and $5.9 million for fiscal 2012, 2011 and 2010, respectively.

11.	Nonqualified Deferred Compensation Plan

Effective March 15, 2006, the Company adopted its DCP to provide non-qualified retirement benefits to a select group of executive officers, senior management and highly compensated employees of the Company. Eligible employees may elect to contribute up to 75% of their annual base salary and 100% of their annual bonus to the DCP and such employee contributions are 100% vested. In addition, the Company may elect to make annual discretionary contributions on behalf of participants in the DCP. Each Company contribution is subject to a three-year vesting schedule, such that each contribution vests one third annually. Employee contributions are recorded within accrued expenses.

Upon enrollment into the DCP, employees make investment elections for both their voluntary contributions and discretionary contributions, if any, made by the Company. Earnings and losses on contributions based on these investment elections are recorded as a component of compensation expense in the period earned.

Annually the Compensation Committee of the Board of Directors has approved a discretionary cash contribution to the DCP for each year. Discretionary contributions by the Company to the DCP are held in a Rabbi Trust. The Company is recording compensation expense for the DCP discretionary contributions ratably over the three-year vesting period of each annual contribution, and totaled $2.6 million, $2.7 million and $2.1 million in fiscal 2012, 2011 and 2010, respectively. The full amount of the discretionary contribution, net of forfeitures, along with employee deferrals and the deferred compensation liability assumed from the Gen-Probe acquisition is recorded within accrued expenses and totaled $32.1 million and $17.2 million at September 29, 2012 and September 24, 2011, respectively.

The Company has purchased Company-owned group life insurance contracts, in which both voluntary and discretionary Company DCP contributions are invested, to fund payment of the Company’s obligation to the DCP participants. The total amount invested at September 29, 2012 and September 24, 2011 was $26.0 million and $22.7 million. The values of these life insurance contracts are recorded in other long-term assets. Changes in the cash surrender value of life insurance contracts, which were not significant in fiscal 2012, 2011 and 2010, are recorded within other income (expense), net in the Consolidated Statements of Operations. In addition, the Gen-Probe deferred compensation plan investments of $7.0 million are in mutual funds, which are classified as trading and the gains and losses in these investments are recorded in interest income.

12.	Commitments and Contingencies

Contingent Earn-Out Payments

In connection with its acquisitions, the Company has incurred the obligation to make contingent earn-out payments tied to performance criteria, principally revenue growth of the acquired businesses over a specified period. In certain circumstances, such as a change of control, a portion of these obligations may be accelerated. In addition, contractual provisions relating to these contingent earn-out obligations may include covenants to operate the acquired businesses in a manner that may not otherwise be most advantageous to the Company.

These contingent consideration arrangements are recorded as either additional purchase price or compensation expense if continuing employment is required to receive such payments. Pursuant to ASC 805, contingent consideration that is deemed to be part of the purchase price is recorded as a liability based on the estimated fair value of the consideration the Company expects to pay to the former shareholders of the acquired business as of the acquisition date. This liability is re-measured each reporting period with the changes in fair value recorded through a separate line item within the Company’s Consolidated Statements of Operations. Increases or decreases in the fair value of contingent consideration liabilities can result from accretion of the liability for the passage of time, changes in discount rates, and changes in the timing, probabilities and amount of revenue estimates. Contingent consideration arrangements from acquisitions completed prior to the adoption of ASC 805 (effective in fiscal 2010 for the Company) that are deemed to be part of the purchase price of the acquisition are not subject to the fair value measurement requirements of ASC 805 and are recorded as additional purchase price to goodwill.

In connection with the acquisition of Adiana, Inc., the Company has an obligation to the former Adiana shareholders to make contingent payments tied to the achievement of milestones. The milestone payments include potential contingent payments of up to $155.0 million based on worldwide sales of the Adiana Permanent Contraception System in the first year following FDA approval and on annual incremental sales growth thereafter through December 31, 2012. FDA approval of the Adiana system occurred on July 6, 2009, and the Company began accruing contingent consideration in the fourth quarter of fiscal 2009 based on the defined percentage of worldwide sales of the product. Since this contingent consideration obligation arose from an acquisition prior to the adoption of ASC 805, the amounts accrued are recorded as additional purchase price to goodwill. The purchase agreement includes an indemnification provision that provides for the reimbursement of qualifying legal expenses and liabilities associated with legal claims against the Adiana products and intellectual property, and the Company has the right to offset contingent consideration payments to the Adiana shareholders with these qualifying legal costs. The Company made payments of $8.8 million and $19.7 million in fiscal 2012 and 2011, respectively, to the former Adiana shareholders, net of amounts withheld for the legal indemnification provision. The Company had been in litigation with Conceptus regarding certain intellectual property matters related to the Adiana system, and to the extent available, the Company has been recording legal fees related to the Conceptus litigation matter as a reduction to the accrued contingent consideration payments. On October 17, 2011, the jury returned a verdict in the Conceptus litigation matter (see below) in favor of Conceptus awarding damages in the amount of $18.8 million. On April 29, 2012, the Company entered into a license and settlement agreement with Conceptus in which Conceptus agreed to forgo the $18.8 million jury award in consideration of the Company agreeing to a permanent injunction against the manufacture, sale and distribution of the Adiana product. No contingent consideration was earned and recorded in fiscal 2012, and as of the end of the second quarter of fiscal 2012 the Company decided to discontinue the manufacture, marketing and sales of the Adiana system. At September 29, 2012, the Company has accrued $16.8 million for the payment of contingent consideration to the former Adiana shareholders, which is net of amounts withheld for qualifying legal costs.

The Company also has contingent consideration obligations related to its Sentinelle Medical, Interlace, TCT and Healthcome acquisitions. Pursuant to ASC 805, contingent consideration pertaining to Sentinelle Medical and Interlace is required to be recorded as a liability at fair value and totaled $3.4 million and $83.0 million, respectively, at September 29, 2012. Contingent consideration pertaining to TCT and Healthcome is contingent upon future employment and is being recorded as compensation expense as it is earned. As of September 29, 2012, the Company had accrued $39.1 million and $5.0 million, respectively, for these obligations. For additional information pertaining to the Sentinelle Medical, Interlace, TCT and Healthcome acquisitions, contingent consideration terms and the assumptions used to fair value contingent consideration, refer to Note 3.

A summary of amounts recorded to the Consolidated Statement of Operations is as follows:

Statement of Operations Line Item – Fiscal 2012	Sentinelle Medical	Interlace	TCT	Healthcome	Total
Contingent consideration—compensation expense	$—	—	$75,459	$5,572	$81,031
Contingent consideration—fair value adjustments	(3,364)	41,830	—	—	38,466

	$(3,364)	$41,830	$75,459	$5,572	$119,497

Statement of Operations Line Item – Fiscal 2011	Sentinelle Medical	Interlace	TCT	Healthcome	Total
Contingent consideration—compensation expense	$—	$2,102	$17,581	$319	$20,002
Contingent consideration—fair value adjustments	(14,328)	6,312	—	—	(8,016)

	$(14,328)	$8,414	$17,581	$319	$11,986

Finance Lease Obligations

The Company has two non-cancelable lease agreements for buildings that are primarily used for manufacturing. The Company was responsible for a significant portion of the construction costs, and in accordance with ASC 840, Leases, Subsection 40-15-5, the Company was deemed to be the owner of the respective buildings during the construction period. The Company has recorded the fair market value of the buildings and land aggregating $28.3 million within property and equipment on its Consolidated Balance Sheets. At September 29, 2012, the Company has recorded $2.8 million in accrued expenses and $33.2 million in other long-term liabilities related to these obligations. The term of the leases is for a period of approximately ten and 12 years, respectively, with the option to extend for two consecutive 5-year terms. At the completion of the construction period, the Company reviewed the lease for potential sale-leaseback treatment in accordance with ASC 840, Subsection 40, Sale-Leaseback Transactions. Based on its analysis, the Company determined that the lease did not qualify for sale-leaseback treatment. Therefore, the building, leasehold improvements and associated liabilities remain on the Company’s financial statements throughout the lease term, and the building and leasehold improvements are being depreciated on a straight line basis over their estimated useful lives of 35 years.

Future minimum lease payments, including principal and interest, under these leases were as follows at September 29, 2012:

Fiscal 2013	$2,764
Fiscal 2014	2,822
Fiscal 2015	2,883
Fiscal 2016	3,054
Fiscal 2017	3,119
Thereafter	3,225

Total minimum payments	17,867
Less-amount representing interest	(4,956)

Total	$12,911

Non-cancelable Purchase and Royalty Commitments

The Company has certain non-cancelable purchase obligations primarily related to inventory purchases and Diagnostics instruments, primarily the TIGRIS and PANTHER systems, and to a lesser extent other operating expense commitments. These obligations are not recorded in the Consolidated Balance Sheet. For reasons of quality assurance, sole source availability or cost effectiveness, certain key components and raw materials and instruments are available only from a sole supplier and the Company has certain long-term supply contracts to assure continuity of supply. At September 29, 2012, purchase commitments aggregated approximately $74.7 million through fiscal 2017 of which $63.7 million relates to fiscal 2013.

In addition, as part of its R&D efforts assumed from the Gen-Probe acquisition, the Company has various license agreements with unrelated parties that provide the Company with rights to develop and market products using certain technology and patent rights. Terms of the various license agreements require the Company to pay royalties ranging from 1% up to 35% of future sales on products using the specified technology. Such agreements generally provide for a term that commences upon execution and continues until expiration of the last patent covering the licensed technology. Under certain of these agreements, the Company is required to pay minimum annual royalty payments. At September 29, 2012, minimum royalty commitments aggregated approximately $14.1 million, of which $2.0 million relates to fiscal 2013.

Concentration of Suppliers

The Company purchases certain components of its products from a single or small number of suppliers. A change in or loss of these suppliers could cause a delay in filling customer orders and a possible loss of sales, which could adversely affect results of operations; however, management believes that suitable replacement suppliers could be obtained in such an event.

Operating Leases

The Company conducts its operations in leased facilities under operating lease agreements that expire through fiscal 2035. Substantially all of the Company’s lease agreements require the Company to maintain the facilities during the term of the lease and to pay all taxes, insurance, utilities and other costs associated with those facilities. The Company makes customary representations and warranties and agrees to certain financial covenants and indemnities. In the event the Company defaults on a lease, typically the landlord may terminate the lease, accelerate payments and collect liquidated damages. As of September 29, 2012, the Company was not in default of any covenants contained in its lease agreements. Certain of the Company’s lease agreements provide for renewal options. Such renewal options are at rates similar to the current rates under the agreements.

Future minimum lease payments under all of the Company’s operating leases at September 29, 2012 are as follows:

Fiscal 2013	$21,415
Fiscal 2014	18,228
Fiscal 2015	13,231
Fiscal 2016	11,425
Fiscal 2017	10,049
Thereafter	42,871

Total	$117,219

Rent expense, net of sublease income, was $18.3 million, $19.3 million, and $17.8 million for fiscal 2012, 2011 and 2010, respectively.

The Company subleases a portion of a building it owns and some of its facilities and has received aggregate rental income of $3.2 million, $3.5 million and $3.5 million in fiscal 2012, 2011 and 2010, respectively, which has been recorded as an offset to rent expense. The future minimum annual rental income payments under these sublease agreements at September 29, 2012 are as follows:

Fiscal 2013	$1,574
Fiscal 2014	1,550
Fiscal 2015	912

Total	$4,036

Workforce Subject to Collective Bargaining Agreements

Approximately 191 of Hitec Imaging’s German employees are represented by a Worker’s Council and are subject to collective bargaining agreements. None of the Company’s other employees are subject to a collective bargaining agreement.

13.	Litigation and Other Matters

On May 22, 2009, Conceptus, Inc. filed suit in the United States District Court for the Northern District of California seeking a declaration by the Court that the Company’s planned importation, use, sale or offer to sell of our forthcoming Adiana Permanent Contraception System would infringe five Conceptus patents. On July 9, 2009, Conceptus filed an amended complaint alleging infringement of the same five patents by the Adiana system. The complaint sought preliminary and permanent injunctive relief and unspecified monetary damages. In addition to the amended complaint, Conceptus also filed a motion for preliminary injunction seeking to preliminarily enjoin sales of the Adiana System based on alleged infringement of certain claims of three of the five patents which was subsequently denied by the Court. A trial was held from October 3, 2011 through October 14, 2011 related to the asserted claims. On October 17, 2011, the jury returned a verdict in favor of Conceptus and awarded damages to Conceptus in the amount of $18.8 million. On April 29, 2012, the Company entered into a license and settlement agreement with Conceptus in which Conceptus agreed to forgo the $18.8 million jury award in consideration of the Company agreeing to a permanent injunction against the manufacture, sale and distribution of the Adiana product. The Company also granted Conceptus a royalty bearing license to its intellectual property related to the Adiana product.

On June 9, 2010, Smith & Nephew, Inc. filed suit against Interlace, which the Company acquired on January 6, 2011, in the United States District Court for the District of Massachusetts. In the complaint, it is alleged that the Interlace MyoSure hysteroscopic tissue removal device infringes U.S. patent 7,226,459. The complaint seeks permanent injunctive relief and unspecified damages. A Markman hearing on claim construction was held on November 9, 2010, and a ruling was issued on April 21, 2011. On November 22, 2011, Smith & Nephew, Inc. filed suit against the Company in the United States District Court for the District of Massachusetts. In the complaint, it is alleged that use of the MyoSure hysteroscopic tissue removal system infringes U.S. patent 8,061,359. The complaint seeks preliminary and permanent injunctive relief and unspecified damages. On January 17, 2012, at a hearing on Smith & Nephew’s motion for preliminary injunction with respect to the suit filed on November 22, 2011, the judge did not issue an injunction, consolidated the two matters for a single trial and scheduled a trial on the merits for both claims for June 25, 2012. A case management conference held on February 14, 2012 resulted in the trial being rescheduled to begin on August 20, 2012. On March 15, 2012, the Court heard summary judgment arguments related to the ‘459 patent and claim construction arguments related to the ‘359 patent. On June 5, 2012, the Court denied Smith & Nephew’s request for summary judgment of infringement, denied Smith & Nephew’s request for preliminary injunction, and denied the Company’s requests for summary judgment of non-infringement and invalidity. On September 4, 2012, following a two week trial, the jury returned a verdict of infringement of both the ‘459 and ‘359 patents and assessed damages of $4.0 million. The court has not yet entered judgment adopting the jury’s finding. Based in part on the fact the United States Patent and Trademark Office (“USPTO) has taken up a re-examination of both the ‘359 and ‘459 patents rejecting all previously issued claims, including all claims asserted against the MyoSure product, the Company has filed post trial motions seeking to reverse the jury’s rulings. A bench trial regarding the Company’s assertion of inequitable conduct on the part of Smith & Nephew with regard to the ‘359 originally scheduled for October 29, 2012 was postponed. A new date has not yet been set. The Court has indicated that until ruling on the inequitable conduct issue, it will not consider either party’s post trial motions. At this time, based on available information regarding this litigation, the Company does not believe a loss is probable and is unable to reasonably assess the ultimate outcome of this case or determine an estimate, or a range of estimates, of potential losses, beyond the pending jury verdict. The purchase and sale agreement associated with the acquisition of Interlace includes an indemnification provision that provides for the reimbursement of a portion of legal expenses in defense of the Interlace intellectual property. The Company has the right to collect certain amounts set aside in escrow and, as applicable, offset contingent consideration payments of qualifying legal costs. The Company is recording legal fees incurred for this suit pursuant to the indemnification provision net within accrued expenses.

On February 10, 2012, C.R. Bard (as acquirer of SenoRx, Inc. “SenoRx”) filed suit against the Company in the United States District Court for the District of Delaware. In the complaint, it is alleged that the Company’s MammoSite product infringes SenoRx’s U.S. Patents 8,079,946 and 8,075,469. The complaint seeks permanent injunctive relief and unspecified damages. On September 4, 2012 and October 16, 2012 the USPTO took up a re-examination of the ‘946 and ‘469 patents respectively. With respect to the ‘469 patent, all previously issued claims were rejected and for the ‘846 patent all but four claims were rejected. Based on the actions of the USPTO, the Company has filed a motion seeking to stay all litigation proceedings pending the outcome of the USPTO’s re-examination of both patents in suit. At this time, based on available information regarding this litigation, the Company is unable to reasonably assess the ultimate outcome of this case or determine an estimate, or a range of estimates, of potential losses.

On March 6, 2012, Enzo Life Sciences, Inc. (“Enzo”) filed suit against the Company in the United States District Court for the District of Delaware. In the complaint, it is alleged that certain of the Company’s molecular diagnostics products, including without limitation products based on its proprietary Invader chemistry such as Cervista HPV high risk and Cervista HPV 16/18, infringe Enzo’s U.S. Patent 6,992,180. The complaint seeks permanent injunctive relief and unspecified damages. The Company was formally served with the complaint on July 3, 2012, but no hearing has been scheduled. In January 2012, Enzo filed suit against Gen-Probe in the United States District Court for the District of Delaware. In that complaint, it is alleged that certain of Gen-Probe’s diagnostics products, including products that incorporate Gen-Probe’s patented HPA technology such as the APTIMA Combo 2 and APTIMA HPV assays, infringe Enzo’s U.S. Patent 6,992,180. The complaint seeks permanent injunctive relief and unspecified damages. At this time, based on available information regarding this litigation, the Company is unable to reasonably assess the ultimate outcome of this case or determine an estimate, or a range of estimates, of potential losses.

In October 2009, Gen-Probe filed a patent infringement action against Becton Dickinson (“BD”) in the United States District Court for the Southern District of California. The complaint alleges that BD’s Viper™ XTR™ testing system infringes five of Gen-Probe’s U.S. patents covering automated processes for preparing, amplifying and detecting nucleic acid targets. The complaint also alleges that BD’s ProbeTec™ Female Endocervical and Male Urethral Specimen Collection Kits for Amplified Chlamydia trachomatis/Neisseria gonorrhea (CT/GC) DNA assays used with the Viper XTR testing system infringe two of Gen-Probe’s U.S. patents covering penetrable caps for specimen collection tubes. The complaint seeks monetary damages and injunctive relief. In March 2010, Gen-Probe filed a second complaint for patent infringement against BD in the United States District Court for the Southern District of California alleging that BD’s BD MAX System™ (formerly known as the HandyLab Jaguar system) infringes four of Gen-Probe’s U.S. patents covering automated processes for preparing, amplifying and detecting nucleic acid targets. The second complaint also seeks monetary damages and injunctive relief. In June 2010, these two actions were consolidated into a single legal proceeding. On September 28, 2012, the Court issued rulings on each party’s motions for summary judgment. As part of those rulings the Court found that BD’s accused products infringe nineteen claims of four of the asserted patents. The remaining issues, including BD’s invalidity contentions are scheduled to be heard in a jury trial beginning on December 4, 2012.

A number of lawsuits have been filed against the Company, Gen-Probe, and Gen-Probe’s board of directors. These include: (1) Teamsters Local Union No. 727 Pension Fund v. Gen-Probe Incorporated, et al. (Superior Court of the State of California for the County of San Diego); (2) Timothy Coyne v. Gen-Probe Incorporated, et al. (Delaware Court of Chancery); and (3) Douglas R. Klein v. John W. Brown, et al. (Delaware Chancery Court). The two Delaware actions have been consolidated into a single action titled: In re: Gen-Probe Shareholders Litigation. The suits were filed after the announcement of our acquisition of Gen-Probe on April 30, 2012 as putative stockholder class actions. Each of the actions assert similar claims alleging that Gen-Probe’s board of directors failed to adequately discharge its fiduciary duties to shareholders by failing to adequately value Gen-Probe’s shares and ensure that Gen-Probe’s shareholders received adequate consideration in our acquisition of Gen-Probe, that the acquisition was the product of a flawed sales process, and that the Company aided and abetted the alleged breach of fiduciary duty. The plaintiffs demand, among other things, a preliminary and permanent injunction enjoining our acquisition of Gen-Probe and rescinding the transaction or any part thereof that has been implemented. On May 24, 2012, the plaintiffs in the Delaware action filed an amended complaint, adding allegations that the disclosures in Gen-Probe’s preliminary proxy statement were inadequate. The defendants in the Delaware action answered the complaint on June 4, 2012. On July 18, 2012, the parties in the Delaware action entered into a memorandum of understanding regarding a proposed settlement of the litigation. The proposed settlement is conditioned upon, among other things, the execution of an appropriate stipulation of settlement, consummation of the merger, and final approval of the proposed settlement by the Delaware Court of Chancery. On July 9, 2012, the plaintiffs in the California action filed a motion for voluntary dismissal without prejudice. On July 12, 2012, the California Superior Court entered an order dismissing the California complaint without prejudice.

The Company is a party to various other legal proceedings and claims arising out of the ordinary course of its business. The Company believes that except for those described above there are no other proceedings or claims pending against it the ultimate resolution of which would have a material adverse effect on its financial condition or results of operations. In all cases, at each reporting period, the Company evaluates whether or not a potential loss amount or a potential range of loss is probable and reasonably estimable under ASC 450, Contingencies. Legal costs are expensed as incurred.

Litigation-related Settlement Charge

On October 5, 2007, Ethicon Endo-Surgery, Inc. (“Ethicon”), a Johnson & Johnson operating company, filed a complaint against Hologic and its wholly-owned subsidiary Suros in the United States District Court for the Southern District of Ohio, Western Division. The complaint alleged that certain of the ATEC biopsy systems manufactured and sold by Suros infringed Ethicon patents, and sought to enjoin Hologic and Suros from conducting acts of unfair competition and infringing the patents as well as the recovery of unspecified damages and costs. On August 6, 2009, Ethicon filed a second complaint against the Company and its wholly-owned subsidiary Suros in the United States District Court for the District of Delaware. The complaint alleged that certain of the Eviva biopsy systems manufactured and sold by Suros infringed Ethicon patents and sought to enjoin Hologic and Suros from infringing the patents as well as recovery of damages and costs resulting from the alleged infringement. On February 17, 2010, the Company entered into a settlement agreement with Ethicon relating to the two lawsuits previously filed by Ethicon, and one previously filed by Hologic against Ethicon. As a result of the settlement agreement, all outstanding litigation between the parties was dismissed, without acknowledgement of liability by either party. While details of the agreement are confidential, under the terms of the settlement agreement, Ethicon agreed to pay Hologic ongoing royalties for sales of its Mammotome magnetic resonance imaging product. In addition, the Company agreed to pay Ethicon a one-time payment of $12.5 million, plus ongoing royalties for sales of its ATEC and EVIVA hand pieces. The Company recorded the $12.5 million charge in the second quarter of fiscal 2010.

In fiscal 2012 and 2011, the Company settled minor litigation cases resulting in charges of $0.5 million and $0.8 million respectively.

14.	Novartis Collaboration Agreement

The Company, through its Gen-Probe acquisition, has a collaboration agreement with Novartis. In July 2009, Gen-Probe entered into an amended and restated collaboration agreement with Novartis, which sets forth the current terms of the parties’ blood screening collaboration. The term of the collaboration agreement runs through June 30, 2025, unless terminated earlier pursuant to its terms under certain specified conditions. Under the collaboration agreement, the Company manufactures blood screening products, while Novartis is responsible for marketing, sales and service of those products, which Novartis sells under its trademarks.

Under the amended agreement, the Company is entitled to recover 50% of its manufacturing costs incurred in connection with the collaboration and will receive a percentage of the blood screening assay revenue generated under the collaboration. The Company’s share of revenue from any assay that includes a test for HCV is as follows: 2012-2013, 47%; 2014, 48%; and 2015 through the remainder of the term of the collaboration, 50%. The Company’s share of blood screening assay revenue, from any assay that does not test for HCV is 50%. Novartis is obligated to purchase all of the quantities of assays specified on a 90-day demand forecast, due 90 days prior to the date Novartis intends to take delivery, and certain quantities specified on a rolling 12-month forecast.

Novartis has also agreed to provide certain funding to customize the Company’s PANTHER instrument for use in the blood screening market and to pay the Company a milestone payment upon the earlier of certain regulatory approvals or the first commercial sale of the PANTHER instrument for use in the blood screening field. The parties will share equally in any profit attributable to Novartis’ sale or lease of PANTHER instruments under the collaboration.

The Company recognizes product revenue, and collaborative research and license revenue, which is included within services and other revenues, under this collaboration agreement.

15.	Business Segments and Geographic Information

The Company reports segment information in accordance with ASC 280, Segment Reporting. Operating segments are identified as components of an enterprise about which separate, discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions how to allocate resources and assess performance. The Company’s chief operating decision maker is the chief executive officer, and the Company’s reportable segments have been identified based on the types of products manufactured and the end markets to which the product are sold. Each reportable segment generates revenue from either the sale of medical equipment and related services and/or sale of disposable supplies, primarily used for diagnostic testing and surgical procedures. The Company has four reportable segments: Breast Health, Diagnostics, GYN Surgical and Skeletal Health. Certain reportable segments represent an aggregation of operating units within each segment. The Company measures and evaluates its reportable segments based on segment revenues and operating income (loss) adjusted to exclude the effect of non-cash charges, such as intangible asset amortization expense, contingent consideration charges, restructuring and divestiture charges, and other one-time or unusual items, and related tax effects.

Identifiable assets for the four principal operating segments consist of inventories, intangible assets including goodwill, and property and equipment. The Company fully allocates depreciation expense to its four reportable segments. The Company presents all other identifiable assets as corporate assets. There were no intersegment revenues. Segment information for fiscal 2012, 2011 and 2010 is as follows:

	Years ended
	September 29, 2012	September 24, 2011	September 25, 2010
Total revenues:
Breast Health	$875,771	$825,551	$755,542
Diagnostics	718,064	571,263	552,501
GYN Surgical	313,089	300,538	283,142
Skeletal Health	95,728	91,997	88,367

	$2,002,652	$1,789,349	$1,679,552

Operating income (loss):
Breast Health	$186,106	$187,970	$(93,623)
Diagnostics	(32,787)	170,693	100,469
GYN Surgical	(51,892)	3,623	53,071
Skeletal Health	12,290	12,159	10,020

	$113,717	$374,445	$69,937

Depreciation and amortization:
Breast Health	$42,924	$45,165	$52,660
Diagnostics	197,274	165,065	169,616
GYN Surgical	103,781	92,587	70,724
Skeletal Health	1,772	1,919	1,768

	$345,751	$304,736	$294,768

Capital expenditures:
Breast Health	$9,821	$12,069	$10,392
Diagnostics	44,939	23,128	18,317
GYN Surgical	12,233	11,467	9,575
Skeletal Health	171	2,198	3,637
Corporate	11,609	6,801	4,737

	$78,773	$55,663	$46,658

Identifiable assets:
Breast Health	$956,134	$985,196	$988,041
Diagnostics	6,170,553	1,770,107	1,802,148
GYN Surgical	1,944,386	2,049,682	1,834,773
Skeletal Health	32,778	31,864	30,293
Corporate	1,373,257	1,171,931	970,579

	$10,477,108	$6,008,780	$5,625,834

As a result of the Company’s long-lived assets impairment test and goodwill impairment test related to MammoSite, a reporting unit in Breast Health, performed as of June 27, 2010, the Company recorded intangible asset impairment charges of $143.5 million to write down intangible assets to fair value and $76.7 million to reduce the reporting unit’s goodwill. These charges are reflected in Breast Health’s operating loss for fiscal 2010. In fiscal 2012, the Company recorded a goodwill impairment charge of $5.8 million related to its MammoSite reporting unit.

Products sold by the Company internationally are manufactured at domestic and international locations. Transfers between the Company and its subsidiaries are generally recorded at amounts similar to the prices paid by unaffiliated foreign dealers. All intercompany profit is eliminated in consolidation.

The Company operates in the following major geographic areas as noted in the below chart. Revenue data is based upon customer location, and internationally totaled $510.5 million, $414.4 million and $344.5 million in fiscal 2012, 2011 and 2010, respectively. The Company’s sales in Europe are predominantly derived from Germany, the United Kingdom and the Netherlands. The Company’s sales in Asia-Pacific are predominantly derived from China, Australia and Japan. The “All others” designation includes Canada, Latin America and the Middle East.

Revenues by geography as a percentage of total revenues are as follows:

	Years ended
	September 29, 2012	September 24, 2011	September 25, 2010
United States	75%	77%	79%
Europe	12%	14%	12%
Asia-Pacific	8%	6%	5%
All others	5%	3%	4%

	100%	100%	100%

The Company’s property and equipment, net are geographically located as follows:

	September 29, 2012	September 24, 2011	September 25, 2010
United States	$405,141	$165,177	$183,383
Costa Rica	30,452	34,107	35,984
Europe	59,927	29,591	28,060
All other countries	12,478	9,791	4,271

	$507,998	$238,666	$251,698

16.	Accrued Expenses and Other Long-Term Liabilities

Accrued expenses and other long-term liabilities consist of the following:

	September 29, 2012	September 24, 2011
Accrued Expenses
Compensation and employee benefits	$143,673	$97,747
Contingent consideration	143,881	100,255
Deferred payment to TCT	—	47,949
Income taxes and other taxes	12,424	33,070
Interest	18,422	9,802
Other	53,981	36,504

	$372,381	$325,327

	September 29, 2012	September 24, 2011
Other Long-Term Liabilities
Accrued lease obligation—long-term	$33,256	$32,846
Reserve for income tax uncertainties	38,518	11,202
Pension liabilities	9,397	7,714
Contingent consideration	3,322	48,872
Other	13,757	6,328

	$98,250	$106,962

17.	Pension and Other Employee Benefits

The Company has certain defined benefit pension plans covering the employees of its Hitec Imaging German subsidiary (the “Pension Benefits”). As of September 29, 2012 and September 24, 2011, the Company’s pension liability is $9.7 million and $8.1 million, respectively, which is primarily recorded as a component of long-term liabilities in the Consolidated Balance Sheets. Under German law, there are no rules governing investment or statutory supervision of the pension plan. As such, there is no minimum funding requirement imposed on employers. Pension benefits are safeguarded by the Pension Guaranty Fund, a form of compulsory reinsurance that guarantees an employee will receive vested pension benefits in the event of insolvency.

The tables below provide a reconciliation of benefit obligations, plan assets, funded status, and related actuarial assumptions of the Company’s German Pension Benefits.

	Years ended
Change in Benefit Obligation	September 29, 2012	September 24, 2011	September 25, 2010
Benefit obligation at beginning of year	$(8,064)	$(9,093)	$(6,736)
Service cost	—	—	—
Interest cost	(391)	(389)	(401)
Plan participants’ contributions	—	—	—
Actuarial gain (loss)	(2,002)	1,092	(2,814)
Foreign exchange	383	(5)	541
Benefits paid	330	331	317

Benefit obligation at end of year	(9,744)	(8,064)	(9,093)
Plan assets	—	—	—

Funded status	$(9,744)	$(8,064)	$(9,093)

The tables below outline the components of the net periodic benefit cost and related actuarial assumptions of the Company’s German Pension Benefits plan.

	Years ended
Components of Net Periodic Benefit Cost	September 29, 2012	September 24, 2011	September 25, 2010
Service cost	$—	$—	$—
Interest cost	391	389	401
Expected return on plan assets	—	—	—
Amortization of prior service cost	—	—	—
Recognized net actuarial gain	(38)	—	(217)

Net periodic benefit cost	$353	$389	$184

Weighted-Average Net Periodic Benefit Cost Assumptions	2012	2011	2010
Discount rate	3.52%	5.20%	4.35%
Expected return on plan assets	0%	0%	0%
Rate of compensation increase	0%	0%	0%

The projected benefit obligation for the German Pension Benefits plans with projected benefit obligations in excess of plan assets was $9.7 million and $8.1 million at September 29, 2012 and September 24, 2011, respectively, and the accumulated benefit obligation for the German Pension Benefits plans was $9.7 million and $8.1 million at September 29, 2012 and September 24, 2011, respectively.

The Company is also obligated to pay long-term service award benefits. The projected benefit obligation for long-term service awards was $0.6 million at September 29, 2012 and September 24, 2011, respectively.

The table below reflects the total Pension Benefits expected to be paid each fiscal year as of September 29, 2012:

2013	$347
2014	367
2015	384
2016	399
2017	410
2018 to 2022	2,238

The Company also maintains additional contractual pension benefits for its top German executive officers in the form of a defined contribution plan. These contributions were insignificant in fiscal 2012, 2011 and 2010.

18.	Quarterly Statement of Operations Information (Unaudited)

The following table presents a summary of quarterly results of operations for fiscal 2012 and 2011:

	2012
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter(2)
Total revenue	$472,711	$471,165	$470,228	$588,548
Gross profit	249,370	226,110	244,640	274,317
Net income (loss) (1)	20,812	(40,273)	23,594	(77,767)
Diluted net income (loss) per common share	$0.08	$(0.15)	$0.09	$(0.29)

	2011
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total revenue	$432,571	$438,651	$451,082	$467,045
Gross profit	224,734	220,687	234,561	243,199
Net income (3)	10,940	82,445	36,196	27,569
Diluted net income per common share	$0.04	$0.31	$0.14	$0.10

(1)	Net loss in the second quarter of fiscal 2012 includes a charge for the discontinuance of the Adiana product line of $18.3 million and the loss on debt extinguishment of $42.3 million. See Note 5 for further discussion. Net loss in the fourth quarter of fiscal 2012 includes additional amortization expense from the Gen-Probe acquisition of $29.7 million, direct acquisition transaction costs of $30.7 million, and restructuring charges of $16.7 million, a goodwill impairment charge of $5.8 million and an in-process research and development charge of $4.5 million.
(2)	The fourth quarter was a 14-week quarter compared to all other quarters which were 13-week quarters.
(3)	Net income in the first quarter of fiscal 2011 includes a loss on debt extinguishment of $29.9 million and the second quarter of fiscal 2011 includes a gain on the sale of intellectual property of $84.5 million. See Notes 5 and 7 for further discussion.

19.	Supplemental Guarantor Condensed Consolidating Financials

The Company’s Senior Notes issued in August 2012 are fully and unconditionally and jointly and severally guaranteed by Hologic, Inc. (“Parent/Issuer”) and certain of its domestic subsidiaries. The following represents the supplemental condensed financial information of Hologic, Inc. and its guarantor and non-guarantor subsidiaries as of September 29, 2012 and September 24, 2011 and for each of the three years ended September 29, 2012, September 24, 2011 and September 25, 2010.

SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET

September 29, 2012

	Parent/Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$210,028	$269,416	$80,986	$—	$560,430
Restricted cash	—	—	5,696	—	5,696
Accounts receivable, net	101,538	192,349	115,522	(76)	409,333
Inventories	74,500	223,043	70,180	(532)	367,191
Deferred income tax assets	13,578	—	617	(2,480)	11,715
Prepaid income taxes	20,805	48,429	611	—	69,845
Prepaid expenses and other current assets	18,817	12,816	12,668	—	44,301
Intercompany receivables	—	2,094,017	55,761	(2,149,778)	—
Other current assets—assets held-for-sale	—	67,878	26,625	—	94,503

Total current assets	439,266	2,907,948	368,666	(2,152,866)	1,563,014

Property and equipment, net	26,928	379,702	101,368	—	507,998
Intangible assets, net	24,034	4,162,930	114,286	—	4,301,250
Goodwill	279,956	3,522,474	140,349	—	3,942,779
Other assets	112,339	49,036	2,406	(1,714)	162,067
Investments in subsidiaries	9,782,940	101,615	2,296	(9,886,851)	—

Total assets	$10,665,463	$11,123,705	$729,371	$(12,041,431)	$10,477,108

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$29,847	$43,339	$14,037	$—	$87,223
Accrued expenses	238,387	86,566	50,052	(2,624)	372,381
Deferred revenue	92,234	10,307	27,147	—	129,688
Current portion of long-term debt	64,435	—	—	—	64,435
Intercompany payables	2,085,339	6,655	66,335	(2,158,329)	—
Other current liabilities—assets held-for-sale	—	5,520	2,102	—	7,622

Total current liabilities	2,510,242	152,387	159,673	(2,160,953)	661,349

Long-term debt, net of current portion	4,971,179	—	—	—	4,971,179
Deferred income tax liabilities	180,916	1,581,833	8,836	—	1,771,585
Deferred service obligations—long-term	7,536	1,160	7,601	(2,583)	13,714
Other long-term liabilities	34,559	30,587	34,504	(1,400)	98,250

Total liabilities	7,704,432	1,765,967	210,614	(2,164,936)	7,516,077
Total stockholders’ equity	2,961,031	9,357,738	518,757	(9,876,495)	2,961,031

Total liabilities and stockholders’ equity	$10,665,463	$11,123,705	$729,371	$(12,041,431)	$10,477,108

SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET

September 24, 2011

	Parent/Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$644,697	$—	$67,635	$—	$712,332
Restricted cash	—	—	537	—	537
Accounts receivable, net	99,111	121,102	98,486	13	318,712
Inventories	78,512	99,867	52,165	—	230,544
Deferred income tax assets	12,856	26,313	438	—	39,607
Prepaid income taxes	9,525	—	573	—	10,098
Prepaid expenses and other current assets	16,800	4,519	9,751	—	31,070
Intercompany receivables	1,998	1,895,063	12,675	(1,909,736)	—

Total current assets	863,499	2,146,864	242,260	(1,909,723)	1,342,900

Property and equipment, net	27,519	137,400	73,747	—	238,666
Intangible assets, net	31,869	1,944,250	114,688	—	2,090,807
Goodwill	279,957	1,871,242	139,131	—	2,290,330
Other assets	37,600	7,067	1,410	—	46,077
Investments in subsidiaries	5,729,396	67,902	268	(5,797,566)	—

Total assets	$6,969,840	$6,174,725	$571,504	$(7,707,289)	$6,008,780

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$31,901	$19,694	$11,872	$—	$63,467
Accrued expenses	230,320	35,491	59,516	—	325,327
Deferred revenue	92,205	12,047	16,404	—	120,656
Intercompany payables	1,888,253	—	24,218	(1,912,471)	—

Total current liabilities	2,242,679	67,232	112,010	(1,912,471)	509,450

Long-term debt, net of current portion	1,488,580	—	—	—	1,488,580
Deferred income tax liabilities	236,511	706,877	14,038	—	957,426
Deferred service obligations—long-term	6,000	354	3,113	—	9,467
Other long-term liabilities	59,175	17,664	30,123	—	106,962

Total liabilities	4,032,945	792,127	159,284	(1,912,471)	3,071,885
Total stockholders’ equity	2,936,895	5,382,598	412,220	(5,794,818)	2,936,895

Total liabilities and stockholders’ equity	$6,969,840	$6,174,725	$571,504	$(7,707,289)	$6,008,780

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

For the Year Ended September 29, 2012

	Parent/Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Product sales	$420,960	$1,089,580	$431,689	$(284,501)	$1,657,728
Service and other revenues	307,097	63,313	32,555	(58,041)	344,924

	728,057	1,152,893	464,244	(342,542)	2,002,652

Costs and expenses:
Cost of product sales	211,665	396,747	292,928	(284,501)	616,839
Cost of product sales—amortization of intangible assets	5,226	192,377	4,261	—	201,864
Cost of service and other revenues	155,555	61,285	30,713	(58,041)	189,512
Research and development	28,065	91,199	11,698	—	130,962
Selling and marketing	67,874	170,422	84,018	—	322,314
General and administrative	52,418	136,231	31,393	—	220,042
Amortization of intangible assets	2,709	64,357	4,970	—	72,036
Contingent consideration—compensation expense	81,031	—	—	—	81,031
Contingent consideration—fair value adjustments	38,466	—	—	—	38,466
Impairment of goodwill	—	5,826	—	—	5,826
Gain on sale of intellectual property, net	—	(12,424)	—	—	(12,424)
Litigation settlement charge, net	150	12	290	—	452
Acquired in-process research and development	—	4,500	—	—	4,500
Restructuring and divestiture charges, net	49	16,185	1,281	—	17,515

	643,208	1,126,717	461,552	(342,542)	1,888,935

Income from operations	84,849	26,176	2,692	—	113,717
Investment and interest income	1,950	159	840	(609)	2,340
Interest expense	(137,190)	(1,158)	(1,939)	—	(140,287)
Debt extinguishment loss	(42,347)	—	—	—	(42,347)
Other income, net	3,051	699	557	609	4,916

(Loss) income before income taxes	(89,687)	25,876	2,150	—	(61,661)
Provision for (benefit from) income taxes	9,721	(3,094)	5,346	—	11,973
Equity in earnings (losses) of subsidiaries	25,774	8,415	556	(34,745)	—

Net (loss) income	$(73,634)	$37,385	$(2,640)	$(34,745)	$(73,634)

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

For the Year Ended September 24, 2011

	Parent/Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Product sales	$411,309	$964,584	$376,575	$(274,128)	$1,478,340
Service and other revenues	274,197	59,026	27,862	(50,076)	311,009

	685,506	1,023,610	404,437	(324,204)	1,789,349

Costs and expenses:
Cost of product sales	200,912	309,910	284,495	(274,128)	521,189
Cost of product sales—amortization of intangible assets	5,224	167,341	4,891	—	177,456
Cost of service and other revenues	143,399	51,888	22,312	(50,076)	167,523
Research and development	28,959	75,437	12,300	—	116,696
Selling and marketing	60,496	166,458	59,776	—	286,730
General and administrative	49,730	85,950	23,113	—	158,793
Amortization of intangible assets	2,709	54,851	774	—	58,334
Contingent consideration—compensation expense	20,002	—	—	—	20,002
Contingent consideration—fair value adjustments	(8,016)	—	—	—	(8,016)
Gain on sale of intellectual property, net	—	(84,502)	—	—	(84,502)
Litigation settlement charge, net	450	320	—	—	770
Restructuring and divestiture charges, net	(353)	—	282	—	(71)

	503,512	827,653	407,943	(324,204)	1,414,904

Income (loss) from operations	181,994	195,957	(3,506)	—	374,445
Investment and interest income	1,495	1	364	—	1,860
Interest expense	(111,583)	(1,357)	(1,906)	—	(114,846)
Debt extinguishment loss	(29,891)	—	—	—	(29,891)
Other (expense) income, net	(1,706)	(2,661)	185	—	(4,182)

Income (loss) before income taxes	40,309	191,940	(4,863)	—	227,386
Provision for (benefit from) income taxes	10,976	60,163	(903)	—	70,236
Equity in earnings (losses) of subsidiaries	127,817	8,699	319	(136,835)	—

Net income (loss)	$157,150	$140,476	$(3,641)	$(136,835)	$157,150

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

For the Year Ended September 25, 2010

	Parent/Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Product sales	$370,613	$958,086	$305,677	$(219,476)	$1,414,900
Service and other revenues	232,058	62,564	18,345	(48,315)	264,652

	602,671	1,020,650	324,022	(267,791)	1,679,552

Costs and expenses:
Cost of product sales	200,126	300,482	205,925	(219,476)	487,057
Cost of product sales—amortization of intangible assets	6,704	164,058	685	—	171,447
Cost of product sales—impairment of intangible assets	—	123,350	—	—	123,350
Cost of service and other revenues	139,111	55,242	15,022	(48,315)	161,060
Research and development	29,503	71,132	3,670	—	104,305
Selling and marketing	61,872	141,534	43,968	—	247,374
General and administrative	45,434	86,798	16,108	—	148,340
Amortization of intangible assets	4,852	49,644	362	—	54,858
Impairment of goodwill	—	76,723	—	—	76,723
Impairment of intangible assets	—	20,117	—	—	20,117
Litigation settlement charge, net	—	11,403	—	—	11,403
Acquired in-process research and development	—	2,000	—	—	2,000
Restructuring and divestiture charges, net	—	296	1,285	—	1,581

	487,602	1,102,779	287,025	(267,791)	1,609,615

Income (loss) from operations	115,069	(82,129)	36,997	—	69,937
Investment and interest income	1,118	(15)	175	—	1,278
Interest expense	(123,673)	(1,503)	(1,931)	—	(127,107)
Other income (expense), net	24,450	(2,102)	(21,447)	—	901

(Loss) income before income taxes	16,964	(85,749)	13,794	—	(54,991)
Provision for (benefit from) income taxes	10,095	(7,262)	4,989	—	7,822
Equity in earnings (losses) of subsidiaries	(69,682)	8,142	(261)	61,801	—

Net (loss) income	$(62,813)	$(70,345)	$8,544	$61,801	$(62,813)

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

For the Year Ended September 29, 2012

	Parent/Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net (loss) income	$(73,634)	$37,385	$(2,640)	$(34,745)	$(73,634)
Foreign currency translation adjustment	836	(527)	5,908	—	6,217
Adjustment to minimum pension liability, net of taxes	—	—	(1,484)	—	(1,484)
Unrealized gain on available-for-sale security, net of taxes	—	62	—	—	62

Other comprehensive income (loss)	836	(465)	4,424	—	4,795

Comprehensive (loss) income	$(72,798)	$36,920	$1,784	$(34,745)	$(68,839)

For the Year Ended September 24, 2011

	Parent/Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net income (loss)	$157,150	$140,476	$(3,641)	$(136,835)	$157,150
Foreign currency translation adjustment	(1,127)	(121)	2,336	—	1,088
Adjustment to minimum pension liability, net of taxes	—	—	764	—	764

Other comprehensive income (loss)	(1,127)	(121)	3,100	—	1,852

Comprehensive income (loss)	$156,023	$140,355	$(541)	$(136,835)	$159,002

For the Year Ended September 25, 2010

	Parent/Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net (loss) income	$(62,813)	$(70,345)	$8,544	$61,801	$(62,813)
Foreign currency translation adjustment	2	1,105	(5,870)	—	(4,763)
Adjustment to minimum pension liability, net of taxes	—	—	(2,122)	—	(2,122)

Other comprehensive income (loss)	2	1,105	(7,992)	—	(6,885)

Comprehensive (loss) income	$(62,811)	$(69,240)	$552	$61,801	$(69,698)

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

For the Year Ended September 29, 2012

	Parent/Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
OPERATING ACTIVITIES
Net cash provided by operating activities	$236,063	$104,167	$29,992	$—	$370,222

INVESTING ACTIVITIES
Acquisition of business, net of cash acquired	(3,971,970)	196,771	12,796	—	(3,762,403)
Payment of additional acquisition consideration	(8,858)	—	(926)	—	(9,784)
Proceeds from sale of intellectual property	—	12,500	—	—	12,500
Purchase of property and equipment	(13,247)	(12,444)	(7,458)	—	(33,149)
Increase in equipment under customer usage agreements	—	(30,735)	(14,889)	—	(45,624)
Acquisition of in-process research and development assets	(4,500)	—	—	—	(4,500)
Purchase of cost-method investment	—	(250)	—	—	(250)
Decrease (increase) in restricted cash	—	(38)	(5,121)	—	(5,159)
Increase in other assets	(558)	(2,192)	335	—	(2,415)

Net cash (used in) provided by investing activities	(3,999,133)	163,612	(15,263)	—	(3,850,784)

FINANCING ACTIVITIES
Proceeds from long-term debt	3,476,320	—	—	—	3,476,320
Payment of debt issuance costs	(81,408)	—	—	—	(81,408)
Payment of contingent consideration	(51,680)	—	—	—	(51,680)
Payment of deferred acquisition consideration	(44,223)	—	—	—	(44,223)
Net proceeds from issuance of common stock pursuant to employee stock plans	28,594	—	—	—	28,594
Excess tax benefit related to equity awards	6,206	—	—	—	6,206
Payment of employee restricted stock minimum tax withholdings	(5,710)	—	—	—	(5,710)

Net cash provided by financing activities	3,328,099	—	—	—	3,328,099
Effect of exchange rate changes on cash and cash equivalents	302	1,637	(1,378)	—	561

Net increase in cash and cash equivalents	(434,669)	269,416	13,351	—	(151,902)
Cash and cash equivalents, beginning of period	644,697	—	67,635	—	712,332

Cash and cash equivalents, end of period	$210,028	$269,416	$80,986	$—	$560,430

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

For the Year Ended September 24, 2011

	Parent/Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
OPERATING ACTIVITIES
Net cash provided by operating activities	$431,353	$9,040	$15,631	$—	$456,024

INVESTING ACTIVITIES
Acquisition of business, net of cash acquired	(240,917)	9,070	33,103	—	(198,744)
Payment of additional acquisition consideration	(19,660)	—	—	—	(19,660)
Divestiture activities, net of cash transferred	1,138	—	1,129	—	2,267
Proceeds from sale of intellectual property	750	12,500	—	—	13,250
Purchase of property and equipment	(11,512)	(8,646)	(7,627)	—	(27,785)
Increase in equipment under customer usage agreements	(1,121)	(17,361)	(9,396)	—	(27,878)
Purchase of licensed technology and other intangible assets	—	(3,021)	—	—	(3,021)
Purchase of insurance contracts	(5,322)	—	—	—	(5,322)
Purchase of cost-method investment	—	(99)	—	—	(99)
Increase in restricted cash	—	—	405	—	405

Net cash (used in) provided by investing activities	(276,644)	(7,557)	17,614	—	(266,587)

FINANCING ACTIVITIES
Repayment of long-term debt and notes payable	—	(1,362)	—	—	(1,362)
Payment of debt issuance costs	(5,327)	—	—	—	(5,327)
Payment of contingent consideration	(4,294)	—	—	—	(4,294)
Net proceeds from issuance of common stock pursuant to employee stock plans	25,404	—	—	—	25,404
Excess tax benefit related to equity awards	3,652	—	—	—	3,652
Payment of employee restricted stock minimum tax withholdings	(10,399)	—	—	—	(10,399)

Net cash provided by (used in) financing activities	9,036	(1,362)	—	—	7,674
Effect of exchange rate changes on cash and cash equivalents	48	(121)	(331)	—	(404)

Net increase (decrease) in cash and cash equivalents	163,793	—	32,914	—	196,707
Cash and cash equivalents, beginning of period	480,904	—	34,721	—	515,625

Cash and cash equivalents, end of period	$644,697	$—	$67,635	$—	$712,332

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

For the Year Ended September 25, 2010

	Parent/Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
OPERATING ACTIVITIES
Net cash provided by (used in) operating activities	481,793	(43,634)	18,553	—	456,712

INVESTING ACTIVITIES
Acquisition of business, net of cash acquired	(84,751)	1	428	—	(84,322)
Divestiture activities, net of cash transferred	—	—	(1,035)	—	(1,035)
Proceeds from sale of intellectual property	3,000	70,000	—	—	73,000
Purchase of property and equipment	(11,509)	(10,126)	(6,375)	—	(28,010)
Increase in equipment under customer usage agreements	(1,421)	(11,392)	(5,835)	—	(18,648)
Purchase of licensed technology and other intangible assets	—	(500)	—	—	(500)
Purchase of insurance contracts	(5,322)	—	—	—	(5,322)
Acquisition of in-process research and development assets	(2,000)	—	—	—	(2,000)
Proceeds from sale of cost method investments	—	—	678	—	678
Purchase of cost-method investment	(325)	(470)	—	—	(795)
Increase in restricted cash	—	—	(26)	—	(26)

Net cash provided by (used in) investing activities	(102,328)	47,513	(12,165)	—	(66,980)

FINANCING ACTIVITIES
Repayment of long-term debt and notes payable	(174,167)	(1,326)	(1,511)	—	(177,004)
Purchase of non-controlling interest	—	(2,684)	—	—	(2,684)
Net proceeds from issuance of common stock pursuant to employee stock plans	12,594	—	—	—	12,594
Excess tax benefit related to equity awards	2,043	—	—	—	2,043
Payment of employee restricted stock minimum tax withholdings	(2,524)	—	—	—	(2,524)

Net cash used in financing activities	(162,054)	(4,010)	(1,511)	—	(167,575)
Effect of exchange rate changes on cash and cash equivalents	3	131	148	—	282

Net increase in cash and cash equivalents	217,414	—	5,025	—	222,439
Cash and cash equivalents, beginning of period	263,490	—	29,696	—	293,186

Cash and cash equivalents, end of period	$480,904	$—	$34,721	$—	$515,625